EXHIBIT 10.1

EXECUTION

MASTER REPURCHASE AGREEMENT

Among

JPMorgan Chase Bank, National Association,

as Buyer

and

PennyMac Loan Services, LLC,

as Seller

and

Private National Mortgage Acceptance Company, LLC,

as Guarantor

Dated November 1, 2016

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EXHIBIT A	RESERVED
EXHIBIT B	RESERVED
EXHIBIT C	SELLER’S AND GUARANTOR’S TAX IDENTIFICATION NUMBER
EXHIBIT D	EXISTING INDEBTEDNESS
EXHIBIT E	FORM OF TRADE ASSIGNMENT
EXHIBIT F	FORM OF SECTION 7 CERTIFICATE
EXHIBIT G	ASSET SCHEDULE FIELDS
EXHIBIT H	FORM OF POWER OF ATTORNEY
EXHIBIT I	FORM OF REPURCHASE REQUEST

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MASTER REPURCHASE AGREEMENT

This is a MASTER REPURCHASE AGREEMENT, dated as of November 1, 2016, among PennyMac Loan Services, LLC, a Delaware limited liability company  (“Seller”), Private National Mortgage Acceptance Company, LLC, a Delaware limited liability company (the “Guarantor”) and JPMorgan Chase Bank, National Association, a banking association organized under the laws of the United States (the “Buyer”).

Section 1.     Applicability.

From time to time the parties hereto may enter into transactions in which Seller agrees to transfer to Buyer all of Seller’s right, title and interest in and to designated pools of fully amortizing first lien residential Mortgage Loans (defined below) (each such pool of Mortgage Loans so purchased and sold, a “Pooled Loan”), each in the form of a 100% Participation Interest evidenced by a Participation Certificate, against the transfer of funds by Buyer, as more particularly set forth herein.

Seller acknowledges that it will cause each Pooled Loan transferred hereunder as evidenced by a Participation Certificate to be converted into an Agency Security relating to such Pooled Loan, such Agency Security to be backed by Pooled Loans.  In furtherance thereof, Seller agrees to cause the related Agency Security to be issued and delivered on or before the Settlement Date under the terms and conditions provided herein.

Buyer will have the right to deliver such Agency Security to the related Take-out Investor in exchange for the Take-out Price and repay the Repurchase Price owed by Seller hereunder. Each such transaction shall be referred to herein as a “Transaction” and shall be governed by this Agreement, unless otherwise agreed in writing.

Coincident with each Transaction, Seller will have validly assigned to Buyer all of Seller’s rights and obligations under one or more forward purchase commitments each evidencing an institution’s commitment to purchase on a mandatory basis on a designated purchase date an agreed upon principal amount of the related Agency Security.

This Agreement is not a commitment by Buyer to enter into Transactions with Seller but rather sets forth the procedures to be used in connection with periodic requests for Buyer to enter into Transactions with Seller. Seller hereby acknowledges that Buyer is under no obligation to agree to enter into, or to enter into, any Transaction pursuant to this Agreement.

Section 2.     Definitions.

As used herein, the following terms shall have the following meanings (all terms defined in this Section 2 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa).

“1934 Act” shall have the meaning set forth in Section 35(a) hereof.

“Accepted Servicing Practices” shall mean, with respect to each Mortgage Loan, such standards which comply with the applicable standards and requirements under: (i) an applicable

Agency Program and related provisions of the applicable Agency Guide pursuant to which the related Agency Security is intended to be issued, and/or (ii) any applicable FHA, VA and/or USDA program and related provisions of applicable FHA, VA and/or USDA servicing guidelines.

“Affiliate” shall mean with respect to (i) any Person (other than Seller or Guarantor), any “affiliate” of such Person, as such term is defined in the Bankruptcy Code, (ii) Seller, Guarantor and its Subsidiaries (other than Seller itself), and (iii) Guarantor, Guarantor and its Subsidiaries (other than Guarantor itself).

“Agency” shall mean Ginnie Mae,  Fannie Mae and Freddie Mac, as applicable.

“Agency Approval” shall have the meaning set forth in Section 13(bb) hereof.

 “Agency Eligible Mortgage Loan” shall mean a mortgage loan that is in compliance with the eligibility requirements for swap or purchase by the Agency, under the applicable Agency Guide and/or Agency Program.

“Agency Guide” shall mean, with respect to Ginnie Mae Securities, the Ginnie Mae Mortgage-Backed Securities Guide; with respect to Fannie Mae Securities, the Fannie Mae Selling Guide and the Fannie Mae Servicing Guide; and with respect to Freddie Mac Securities, the Freddie Mac Sellers’ and Servicers’ Guide; in each case as such Agency Guide may be amended from time to time.

“Agency Program” shall mean the specific mortgage-backed securities swap or purchase program under the relevant Agency Guide or as otherwise approved by the Agency pursuant to which the Agency Security for a given Transaction is to be issued.

“Agency Security” shall mean a fully modified pass-through mortgage-backed certificate guaranteed by Ginnie Mae, a guaranteed mortgage pass-through certificate issued by Fannie Mae, or a mortgage participation certificate issued by Freddie Mac, in each case representing or backed by the Pooled Loans which are the subject of a Transaction.

“Agency Security Face Amount” shall mean the original unpaid principal balance of the Agency Security.

“Agency Security Issuance Deadline” shall mean the date by which the Agency Security must be issued and delivered to Buyer, which, unless otherwise agreed to by Buyer as provided herein, shall occur no later than the Settlement Date.

“Agreement” shall mean this Master Repurchase Agreement among Buyer, Seller and Guarantor, dated as of the date hereof, as the same may be further amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Anti-Corruption Laws”  shall mean all laws, rules, and regulations of any jurisdiction applicable to Seller or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” shall have the meaning set forth in Section 12(dd) hereof.

“Asset Value” shall have the meaning set forth in the Pricing Side Letter.

“Assignment and Acceptance” shall have the meaning set forth in Section 21(a) hereof.

 “Assignment of Proprietary Lease” shall mean the specific agreement creating a first lien on and pledge of the Co-op Shares and the appurtenant Proprietary Lease securing a Co-op Loan.

“Authorized Representative” shall mean, for the purposes of this Agreement only, an agent or Responsible Officer of Seller, Guarantor and Buyer listed on Schedule 2 hereto, as such Schedule 2 may be amended from time to time.

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

“Business Day” shall mean a day other than (i) a Saturday or Sunday, (ii) any day on which banking institutions are authorized or required by law, executive order or governmental decree to be closed in the State of New York, State of Texas or State of California or (iii) any day on which the New York Stock Exchange is closed.

“Buyer” shall mean JPMorgan Chase Bank, National Association, its successors in interest and assigns, and with respect to Section 7, its participants.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Capital Stock” shall mean, as to any Person, any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company, limited partnership, trust, and any and all warrants or options to purchase any of the foregoing, in each case, designated as “securities” (as defined in Section 8-102 of the Uniform Commercial Code) in such Person, including, without limitation, all rights to participate in the operation or management of such Person and all rights to such Person’s properties, assets, interests and distributions under the related organizational documents in respect of such Person.

“Cash Equivalents” shall mean (a) marketable direct obligations with maturities of 90 days or less after the date of the applicable financial statement reporting such amount, issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit, time deposits and eurodollar time deposits with maturities of 90 days or less after the date of the applicable financial statement reporting such amount and overnight bank deposits issued by any well-capitalized commercial bank organized under the laws of the United States of America or any state thereof, having combined capital and surplus in excess of $500,000,000, and rated at least A-2 by S&P and P-2 by Moody’s, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition having a term of not more than seven (7) days with respect to securities issued or fully guaranteed or insured by the United States

Government and in either case maturing within 90 days of acquisition and (d) commercial paper (having original maturities of not more than 91 days) of a domestic issuer rated at least A-1 by S&P and P-1 by Moody’s (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth, territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth, territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A+ by S&P or A1 by Moody’s or (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of SEC Rule 2-a7 money market mutual funds rated AAA by Moody’s & S&P that have a maturity of ninety (90) days or less or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change in Control” shall mean:

(i)     any transaction or event as a result of which Guarantor ceases to own directly or indirectly 100% of the Capital Stock of Seller;

(ii)     the sale, transfer, or other disposition of all or substantially all of any Seller’s assets (excluding any such action taken in connection with this Agreement or any securitization transaction); or

(iii)     the consummation of a merger or consolidation of Guarantor with or into another entity or any other corporate reorganization (in one transaction or in a series of transactions), if 50% or more of the combined voting power of the continuing or surviving entity’s stock outstanding immediately after such merger, consolidation or such other reorganization is owned by persons who were not stockholders of Guarantor immediately prior to such merger, consolidation or other reorganization.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Confidential Information” shall have the meaning set forth in Section 33(b) hereof.

“Confidential Terms” shall have the meaning set forth in Section 33(a) hereof.

“Co-op” shall mean a private, cooperative housing corporation, having only one class of stock outstanding, which owns or leases land and all or part of a building or buildings, including apartments, spaces used for commercial purposes and common areas therein and whose board of directors authorizes the sale of stock and the issuance of a Proprietary Lease.

“Co-op Corporation” shall mean, with respect to any Co-op Loan, the cooperative apartment corporation that holds legal title to the related Co-op Project and grants occupancy rights to units therein to stockholders through Proprietary Leases or similar arrangements.

“Co-op Lien Search” shall mean a search for (a) federal tax liens, mechanics’ liens, lis pendens, judgments of record or otherwise against (i) the Co-op Corporation and (ii)  seller of the

Co-op Unit, (b) filings Uniform Commercial Code financing statements and (c) the deed of the Co-op Project into the Co-op Corporation.

“Co-op Loan” shall mean a Mortgage Loan secured by the pledge of stock allocated to a dwelling unit in a residential cooperative housing corporation and collateral assignment of the related Proprietary Lease.

“Co-op Project” shall mean, with respect to any Co-op Loan, all real property and improvements thereto and rights therein and thereto owned by a Co-op Corporation including without limitation the land, separate dwelling units and all common elements.

“Co-op Shares” shall mean, with respect to any Co-op Loan, the shares of stock issued by a Co-op Corporation and allocated to a Co-op Unit and represented by a stock certificates.

“Co-op Unit” shall mean, with respect to any Co-op Loan, a specific unit in a Co-op Project.

“Costs” shall have the meaning set forth in Section 17(a) hereof.

“Custodial Agreement” shall mean that certain Custodial Agreement dated as of the date hereof, among Seller, Buyer and Custodian as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Custodian” shall mean Deutsche Bank National Trust Company and any successor thereto under the Custodial Agreement.

“Cut-off Date” shall mean, with respect to Pooled Loans, the first calendar day of the month in which the Settlement Date is to occur.

“Cut-off Date Principal Balance” shall mean, with respect to Pooled Loans, the outstanding principal balance of such Mortgage Loans on the Cut-off Date after giving effect to payments of principal and interest due on or prior to the Cut-off Date whether or not such payments are received.

 “Default” shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Due Diligence Cap” shall have the meaning set forth in the Pricing Side Letter.

“Due Diligence Documents” shall have the meaning set forth in Section 20 hereof.

“Due Diligence Review” shall mean the performance by Buyer or its designee of any or all of the reviews permitted under Section 20 hereof with respect to any Purchased Assets, Transaction Mortgage Loans,  Guarantor, Seller or Servicer or subservicer, as desired by Buyer from time to time.

“Effective Date” shall mean the date upon which the conditions precedent set forth in Section 3(a) shall have been satisfied.

“Electronic Tracking Agreement” shall mean an Electronic Tracking Agreement among Buyer, Seller, MERS and MERSCORP Holdings, Inc., to the extent applicable as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Eligible Mortgage Loan”  shall mean a Mortgage Loan initially purchased by Seller that is acceptable to Buyer in its sole and absolute discretion at the time Buyer enters into the Transaction and thereafter, any Mortgage Loan shall remain an Eligible Mortgage Loan only so long as it satisfies the criteria set forth below:

(i)      there is not a material breach of a representation and warranty set forth on Schedule 1-A with respect to such Transaction Mortgage Loan;

(ii)     the complete Mortgage Loan File has been delivered to the Custodian and a Participation Certificate has been provided to Buyer;

(iii)    such Mortgage Loan is not a Title I FHA insured mortgage loan;

(iv)    such Mortgage Loan is an Agency Eligible Mortgage Loan;

(v)     such Mortgage Loan shall not be conditioned on Mortgagor’s purchase of single premium life insurance;

(vi)    such Mortgage Loan is a Pooled Loan; and

(vii)   with respect to any Mortgage Loan, Buyer has not determined that such Mortgage Loan is not an Eligible Mortgage Loan, as reasonably determined by the Buyer through its due diligence.

 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor thereto, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate”  shall mean any Person which, together with Seller or Guarantor is treated, as a single employer under Section 414(b) or (c) of the Code or solely for purposes of Section 302 of ERISA and Section 412 of the Code is treated as a single employer described in Section 414 of the Code.

“Escrow Agreement” shall mean that certain Amended and Restated Escrow Agreement dated as of the date hereof among Deutsche Bank National Trust Company, Buyer, Seller, Bank of America, N.A., Credit Suisse First Boston Mortgage Capital LLC, Citibank, N.A., Morgan Stanley Bank, N.A. and Morgan Stanley Mortgage Capital Holdings LLC, Barclays Bank PLC, Royal Bank of Canada,  as amended, restated, supplemented or otherwise modified from time to time.

“Event of Default” shall have the meaning set forth in Section 14 hereof.

“Event of ERISA Termination” shall mean (i) with respect to any Plan, a reportable event, as defined in Section 4043 of ERISA, as to which the PBGC has not by regulation waived the reporting of the occurrence of such event, or (ii) the withdrawal of Seller, Guarantor or any ERISA Affiliate thereof from a Plan during a plan year in which it is a substantial employer, as defined in Section 4001(a)(2) of ERISA, or (iii) the failure by Seller, Guarantor or any ERISA Affiliate thereof to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Plan, including, without limitation, the failure to make on or before its due date a required installment under Section 430 (j) of the Code or Section 303(j) of ERISA, or (iv) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by Seller, Guarantor or any ERISA Affiliate thereof to terminate any Plan, or (v) the failure to meet the requirements of Section 436 of the Code resulting in the loss of qualified status under Section 401(a)(29) of the Code, or (vi) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (vii) the receipt by Seller, Guarantor or any ERISA Affiliate thereof of a notice from a Multiemployer Plan that action of the type described in the previous clause (vi) has been taken by the PBGC with respect to such Multiemployer Plan, or (viii) any event or circumstance exists which may reasonably be expected to constitute grounds for Seller, Guarantor or any ERISA Affiliate thereof to incur liability under Title IV of ERISA or under Sections 412(b) or 430 (k) of the Code with respect to any Plan.

“Excluded Taxes” shall have the meaning set forth in Section 7(e) hereof.

“Expense Cap” shall have the meaning set forth in the Pricing Side Letter.

“Expenses” shall mean all present and future expenses incurred by or on behalf of Buyer in connection with this Agreement or any of the other Facility Documents and any amendment, supplement or other modification or waiver related hereto or thereto, whether incurred heretofore or hereafter, which expenses shall include the cost of title, lien, judgment and other record searches, attorneys’ fees, and costs of preparing and recording any UCC financing statements or other filings necessary to perfect the security interest created hereby.

“Facility Documents” shall mean this Agreement, the Pricing Side Letter, the Guaranty, the Custodial Agreement, each Participation Certificate, the Electronic Tracking Agreement, if applicable, the Power of Attorney, Intercreditor Agreement, the Escrow Agreement, the Joint Securities Account Control Agreement, and other documents entered into from time to time in connection with this Agreement.

“Fannie Mae” shall mean the Federal National Mortgage Association, or any successor thereto.

“Fannie Mae Security” shall mean a mortgage backed security guaranteed by Fannie Mae pursuant to the applicable Agency Guide.

“FDIA” shall have the meaning set forth in Section 34 hereof.

“FDICA” shall have the meaning set forth in Section 34 hereof.

“FHA” shall mean the Federal Housing Administration, an agency within HUD, or any successor thereto, and including the Federal Housing Commissioner and the Secretary of HUD where appropriate under the FHA Regulations.

“FHA Approved Mortgagee” shall mean a corporation or institution approved as a mortgagee by the FHA under the National Housing Act, as amended from time to time, and applicable FHA Regulations, and eligible to own and/or service mortgage loans such as the FHA Loans.

“FHA Loan” shall mean a Mortgage Loan which is the subject of an FHA Mortgage Insurance Contract.

“FHA Mortgage Insurance” shall mean, mortgage insurance authorized under the National Housing Act, as amended from time to time, and provided by the FHA.

“FHA Mortgage Insurance Contract” shall mean the contractual obligation of the FHA respecting the insurance of a Mortgage Loan.

“FHA Regulations” shall mean the regulations promulgated by HUD under the National Housing Act, as amended from time to time and codified in 24 Code of Federal Regulations, and other HUD issuances relating to FHA Loans, including the related handbooks, circulars, notices and mortgagee letters.

“Fidelity Insurance” shall mean insurance coverage with respect to employee errors, omissions, dishonesty, forgery, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount acceptable to Buyer and the Agency.

“Financial Statements” shall mean the consolidated financial statements of Seller and Guarantor prepared in accordance with GAAP for the year or other period then ended. Such financial statements will be audited, in the case of annual statements, by a nationally recognized public accounting firm.

“Freddie Mac” shall mean the Federal Home Loan Mortgage Corporation or any successor thereto.

“Freddie Mac Security” shall mean a mortgage backed security guaranteed by Freddie Mae pursuant to the applicable Agency Guide.

“GAAP” shall mean generally accepted accounting principles in the United States of America, applied on a consistent basis, and shall include, without limitation, the official interpretations thereof by the Financial Accounting Standards Board, its predecessors and successors.

“Ginnie Mae” shall mean the Government National Mortgage Association, or any successor thereto.

“Ginnie Mae Security” shall mean a mortgage backed security guaranteed by Ginnie Mae pursuant to the applicable Agency Guide.

“GLB Act” shall have the meaning set forth in Section 33 hereof.

“Governmental Authority” shall mean any nation or government, any state, county, municipality or other political subdivision thereof or any governmental body, agency, authority, department or commission (including, without limitation, any taxing authority) or any instrumentality or officer of any of the foregoing (including, without limitation, any court or tribunal) having jurisdiction over such Person or its business or assets and exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned by or controlled by the foregoing.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.  The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantor” shall mean Private National Mortgage Acceptance Company, LLC, its successors in interest and assigns.

“Guaranty” shall mean that certain Guaranty made by the Guarantor in favor of Buyer, dated as of the date hereof, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“HUD” shall mean the Department of Housing and Urban Development or any successor department or agency.

“Income”  shall mean all principal and interest received with respect to the Purchased Assets and Mortgage Loans, including all sale, refinance (excluding proceeds relating to origination fees), insurance proceeds of any kind, including FHA insurance, VA guarantee or USDA guarantee, all interest payments, dividends or other distributions payable thereon;  provided that, Income does not include any escrow withholds or escrow payments relating to any Purchased Asset.

“Indebtedness” shall mean, with respect to any Person: (a) all indebtedness or other obligations of such Person (and, if applicable, that Person’s Subsidiaries, on a consolidated basis) that, in accordance to GAAP, should be included in determining total liabilities as shown on the liabilities side of a balance sheet of such Person as of such date of determination; and (b) all indebtedness or other obligations of such Person (and, if applicable, that Person’s Subsidiaries, on a consolidated basis) for borrowed money or for the deferred purchase price of Property or services; provided,  that,  for purposes of this Agreement, there shall be excluded from Indebtedness on any date of determination loan loss reserves, deferred taxes arising from capitalized excess service fees, operating leases and Qualified Subordinated Debt.

“Indemnified Party” shall have the meaning set forth in Section 17 hereof.

“Initial Remittance Date” shall have the meaning set forth in Section 5(b) hereof.

“Insolvency Event” shall mean, for any Person:

(i)     that such Person or any Affiliate shall discontinue or abandon operation of its business; or

(ii)    that such Person or any Affiliate shall fail generally to, or admit in writing its inability to, pay its debts as they become due; or

(iii)    a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of such Person or any Affiliate in an involuntary case under any applicable bankruptcy, insolvency, liquidation, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person or any Affiliate, or for any substantial part of its property, or for the winding-up or liquidation of its affairs and such proceeding has not been stayed or dismissed within thirty (30) days; or

(iv)    the commencement by such Person or any Affiliate of a voluntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, or such Person’s or any Affiliate’s consent to the entry of an order for relief in an involuntary case under any such Law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person, or for any substantial part of its property, or any general assignment for the benefit of creditors; or

(v)     that such Person or any Affiliate shall become insolvent; or

(vi)    if such Person or any Affiliate is a corporation, such Person or any Affiliate, or any of their Subsidiaries, shall take any corporate action in furtherance of, or the action of which would result in any of the actions set forth in the preceding clauses (i), (ii), (iii), (iv) or (v).

“Intercreditor Agreement” shall mean that certain Third Amended and Restated Intercreditor Agreement dated as of the date hereof among Buyer, Seller, Bank of America, N.A., Credit Suisse First Boston Mortgage Capital LLC, Citibank, N.A., Morgan Stanley Bank, N.A. and Morgan Stanley Mortgage Capital Holdings LLC, Barclays Bank PLC, Royal Bank of Canada as amended, restated, supplemented or otherwise modified from time to time.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, including all rules and regulations promulgated thereunder.

“ISDA” shall mean that certain ISDA 1992 Master Agreement, together with the Credit Support Annex, dated as of July 21, 2014, among Buyer and Seller, as amended or superseded from time to time.

“Joint Securities Account Control Agreement” shall mean that certain Third Amended and Restated Joint Securities Account Control Agreement dated as of the date hereof among Deutsche Bank National Trust Company, Buyer, Seller, Bank of America, N.A., Credit Suisse First Boston Mortgage Capital LLC, Citibank, N.A., Morgan Stanley Bank, N.A. and Morgan Stanley Mortgage Capital Holdings LLC, Barclays Bank PLC, Royal Bank of Canada, as amended, restated, supplemented or otherwise modified from time to time.

“LIBOR Rate” shall mean, with respect to each day or portion thereof, the rate of interest appearing on Reuters ICE Libor Rates Page LIBOR01 (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Buyer from time to time for purposes of providing quotations of interest rates applicable to U.S. dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, on that day, as the rate for delivery on that day of one (1) month U.S. dollar deposits, and in an amount comparable to the amount of the Purchase Price of Transactions to be outstanding on such day.  In the event that such rate is not available at such time for any reason, then LIBOR Rate for the relevant day shall be the rate at which one (1) month U.S. dollar deposits are offered by the principal London office of Buyer in immediately available funds in the London interbank market at approximately 11:00 a.m. London time on that day, and in an amount comparable to the amount of the Purchase Price of Transactions to be outstanding on such day.

“Lien” shall mean any lien, claim, charge, restriction, pledge, security interest, mortgage, deed of trust or other encumbrance.

“Liquidity” shall mean, as of any date of determination, for any Person, the sum of (i) such Person’s unrestricted and unencumbered cash and (ii) such Person’s unrestricted and unencumbered Cash Equivalents (but excluding any restricted cash or cash pledged to third parties) at such time plus, with respect to any Purchased Assets then subject to outstanding Transactions, the excess, if any, of (x) the sum of the Asset Value of all Transaction Mortgage Loans pursuant to the terms hereof over (y) the aggregate Purchase Price of all Transactions as of such date of determination.

“Margin Call” shall have the meaning set forth in Section 4(b) hereof.

“Margin Deficit” shall have the meaning set forth in Section 4(b) hereof.

“Margin Deficit Payment” shall have the meaning set forth in Section 4(b)  hereof.

“Market Value” shall mean, as of any date with respect to any Purchased Asset, the price at which such Purchased Asset could readily be sold as determined by Buyer in its good faith sole discretion.

“Material Adverse Effect” shall mean a material adverse effect on (a) the Property, business, operations, financial condition or prospects of Seller, Guarantor or any Affiliate, (b) the ability of Seller, Guarantor or any Affiliate to perform its obligations under any of the Facility Documents to which it is a party, (c) the validity or enforceability of any of the Facility Documents, (d) the rights and remedies of Buyer or any Affiliate under any of the Facility Documents, (e) the timely payment of any amounts payable under the Facility Documents, or (f) the Asset Value of the Purchased Assets and Transaction Mortgage Loans taken as a whole; in each case as determined by Buyer in its sole and good faith discretion.

“Maximum Purchase Price” shall mean FIVE HUNDRED MILLION DOLLARS ($500,000,000).

“MERS” shall mean Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

“MERS Mortgage Loan” shall mean any Mortgage Loan registered with MERS on the MERS System.

“MERS System” shall mean the system of recording transfers of mortgages electronically maintained by MERS.

“MIN” shall mean the mortgage identification number for any MERS Mortgage Loan.

 “Monthly Payment” shall mean the scheduled monthly payment of principal and interest on a Mortgage Loan.

“Moody’s” shall mean Moody’s Investor’s Service, Inc. or any successors thereto.

“More Favorable Agreement” shall have the meaning set forth in Section 13(y).

“Mortgage” shall mean each mortgage, assignment of rents, security agreement and fixture filing, or deed of trust, assignment of rents, security agreement and fixture filing, deed to secure debt, assignment of rents, security agreement and fixture filing, or similar instrument creating and evidencing a first lien on real property and other property and rights incidental thereto; unless such Mortgage is granted in connection with a Co-op Loan, in which case the first lien position is in Co-op Shares of the subject Co-op Corporation and in the tenant’s rights in the Proprietary Lease relating to such stock.

“Mortgage Loan” shall mean a mortgage loan that is secured by a Mortgage on a one- to four-family residence and is an Agency Eligible Mortgage Loan.

“Mortgage Loan Documents” shall mean, with respect to a Mortgage Loan, each of the documents comprising the Mortgage Loan File for such Mortgage Loan, as more fully set forth in the Custodial Agreement.

 “Mortgage Loan File” shall mean, with respect to a Mortgage Loan, the documents and instruments relating to such Mortgage Loan as set forth in the Custodial Agreement.

“Mortgage Loan Schedule” shall mean with respect to any Transaction as of any date, a Mortgage Loan Schedule in the form of a computer tape or other electronic medium generated by Seller and delivered to Buyer and the Custodian, which provides information (including, without limitation, the information set forth on Exhibit G attached hereto) relating to the Mortgage Loans in a format acceptable to Buyer.

“Mortgage Note” shall mean the promissory note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

“Mortgaged Property” shall mean the residential one to four family real property or other Co-op collateral securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagor” shall mean the obligor or obligors on a Mortgage Note, including any Person who has assumed or guaranteed the obligations of the obligor thereunder.

“MSFTA” shall mean the Master Securities Forward Transaction Agreement, dated as of October 26, 2012, between PennyMac Loan Services, LLC and J.P. Morgan Securities LLC, as the same may be amended or replaced from time to time.

 “Multiemployer Plan” shall mean, with respect to any Person, a “multiemployer plan” as defined in Section 3(37) of ERISA which is or was at any time during the current year or the immediately preceding five years contributed to (or required to be contributed to) by such Person or any ERISA Affiliate thereof on behalf of its employees and which is covered by Title IV of ERISA.

“Net Income” shall mean, for any Person for any period, the net income of such Person for such period as determined in accordance with GAAP.

“Non-Excluded Taxes” shall have the meaning set forth in Section 7(a) hereof.

“Non-Exempt Buyer” shall have the meaning set forth in Section 7(e) hereof.

“Obligations”  shall mean (a) Seller’s obligation to pay the Repurchase Price on the Repurchase Date and other obligations and liabilities of Seller to Buyer, arising under, or in connection with, the Facility Documents, whether now existing or hereafter arising; (b) any and all reasonable third-party out-of-pocket sums paid by Buyer pursuant to the Facility Documents in order to preserve any Purchased Assets, Transaction Mortgage Loans, or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of Seller’s Indebtedness, obligations or liabilities referred to in clause (a), the reasonable third-party out-of-pocket expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Assets or Transaction Mortgage Loan, or of any exercise by Buyer or any Affiliate of Buyer of its rights under the Facility Documents, including without limitation, reasonable attorneys’ fees and disbursements and court costs; and (d) all of Seller’s indemnity obligations to Buyer pursuant to the Facility Documents.

“OFAC-Administered Sanctions” shall have the meaning set forth in Section 12(ee) hereof.

“Optional Repurchase Date” shall have the meaning set forth in Section 3(d) hereof.

“Other Taxes” shall have the meaning set forth in Section 7(b) hereof.

“Participation Certificate” shall mean a certificate issued in the name of Buyer and delivered to Custodian by Seller in connection with the Pooled Loans subject to a Transaction, substantially in the form attached as an exhibit to the Custodial Agreement, such certificate to evidence the entire (100%) beneficial ownership interest in the related Pooled Loans.

“Participation Interests” shall mean, with respect to a Transaction Mortgage Loan, all of the economic, beneficial and equitable ownership interests (together with the related Servicing Rights) therein that are issued by the Seller, which Participation Interest shall be evidenced by a Participation Certificate.

“Payment Account” shall have the meaning set forth in Section 9(a) hereof.

 “Payment Date” shall mean the 5th day of each month, or if such date is not a Business Day, the next succeeding Business Day.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Pension Protection Act” shall mean the Pension Protection Act of 2006.

“Periodic Advance Repurchase Payment” shall have the meaning set forth in Section 5(a) hereof.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof) including, but not limited to, Seller.

“Plan” shall mean, with respect to Seller or Guarantor, any employee benefit or similar plan that is or was at any time during the current year or immediately preceding five years established, maintained or contributed to by Seller, Guarantor or any ERISA Affiliate thereof and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

“Pooled Loan” shall mean any Mortgage Loan that is subject to a Transaction hereunder and is part of a pool of Mortgage Loans certified by the Custodian to the Agency for the purpose of being swapped for an Agency Security backed by such pool, in each case, in accordance with the terms of guidelines issued by the Agency.

“Pooled Loan Ownership Interest” shall mean all right, title and interest of Seller in and to (A) the Participation Certificate and a 100% undivided beneficial ownership interest in the related Transaction Mortgage Loans subject to such Participation Certificate, (B) all servicing rights related to the related Transaction Mortgage Loans, (C) any payments or proceeds under any related primary insurance, hazard insurance and FHA insurance policies and VA guarantees (if any) or otherwise and (D) the Mortgage Loan Documents, Mortgage Files and Servicing Files.

“Pooling Documents” shall mean each of the original schedules, forms and other documents (other than the Mortgage Loan Documents) required to be delivered by or on behalf of Seller with respect to a Pooled Loan to the relevant Agency and/or the Buyer and/or the Custodian, as further described in the Custodial Agreement.

“Post-Default Rate” shall have the meaning set forth in the Pricing Side Letter.

“Power of Attorney” shall mean a power of attorney substantially in the form of Exhibit H hereof.

“Price Differential” shall mean, with respect to any Transaction hereunder as of any date, the aggregate amount obtained by multiplying daily application of the Pricing Rate (or, during the continuation of an Event of Default, by daily application of the Post-Default Rate) for such Transaction and the Purchase Price for such Transaction calculated daily on a 360 day per year basis for the actual number of days during the period commencing on (and including) the anticipated Settlement Date for the Pooled Loans subject to such Transaction and ending on (but excluding) the Repurchase Date (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Transaction).

“Pricing Rate” shall have the meaning set forth in the Pricing Side Letter.

“Pricing Side Letter” shall mean that certain letter agreement among Buyer, Seller and Guarantor, dated as of the date hereof, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Pricing Spread” shall have the meaning set forth in the Pricing Side Letter.

“Prohibited Person” shall have the meaning set forth in Section 12(ee) hereof.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Proprietary Lease” shall mean the lease on a Co-op Unit evidencing the possessory interest of the owner in the Co-op Shares in such Co-op Unit.

“Purchase Date”  shall mean, with respect to each Transaction, the date on which each applicable Purchased Asset is sold by Seller to Buyer hereunder.

“Purchase Price” shall have the meaning set forth in the Pricing Side Letter.

“Purchase Price Percentage” shall have the meaning set forth in the Pricing Side Letter.

“Purchased Asset” shall mean any Participation Certificate and the Repurchase Assets related to such Participation Certificate, in each case, transferred by Seller to Buyer in a Transaction hereunder.

“Qualified Subordinated Debt” shall mean, with respect to any Person, all unsecured Indebtedness of such Person, for borrowed money, that is, by its terms or by the terms of a subordination agreement (which terms shall have been approved by Buyer), in form and substance satisfactory to Buyer, effectively subordinated in right of payment to all other present and future obligations and all indebtedness of such Person, of every kind and character, owed to Buyer and which terms or subordination agreement, as applicable, include, among other things, standstill and blockage provisions approved by Buyer, restrictions on amendments without the consent of Buyer, non-petition provisions and maturity date or dates for any principal thereof at least 395 days after the date hereof.

“Recognition Agreement” shall mean, an agreement among a Co-op Corporation, a lender and a Mortgagor with respect to a Co-op Loan whereby such parties (i) acknowledge that such lender may make, or intends to make, such Co-op Loan, and (ii) make certain agreements with respect to such Co-op Loan.

“Records” shall mean all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Seller or any other Person or entity with respect to a Transaction Mortgage Loan. Records shall include the Mortgage Notes, any Mortgages, the Mortgage Loan Files, the credit files related to the Transaction Mortgage Loan and any other instruments necessary to document, manage or service a Mortgage Loan.

“Register” shall have the meaning set forth in Section 22 hereof.

“Regulations T, U and X” shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Release Price” shall mean with respect to each Purchased Asset or Transaction Mortgage Loan, the sum of (a) the outstanding Purchase Price for such Purchased Asset, and (b) accrued unpaid Price Differential (in excess of the Present Value Adjustment) related to such Purchased Asset or Transaction Mortgage Loan, as applicable, in each case, as of the date of such determination.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .21, .22, .24, .26, .27 or .28 of PBGC Reg.  § 4043.

“Reporting Date” shall mean the Business Day preceding each Payment Date.

“Repurchase Assets” shall have the meaning provided in Section 8 hereof.

“Repurchase Date” shall mean the date, including any Optional Repurchase Date, on which the Seller is to repurchase the Purchased Assets from Buyer on the Termination Date, including any date determined by application of the provisions of Sections 3 or 15, or the date identified to Buyer by the Seller as the date that the related Purchased Asset or Transaction Mortgage Loan is to be sold pursuant to a Take-out Commitment; provided that in no event shall the Repurchase Date with respect to any Repurchase Assets be later than the Termination Date.

“Repurchase Price” shall mean an amount equal to the Release Price for the Purchased Assets  or Transaction Mortgage Loan subject to a Transaction hereunder.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule, regulation, procedure or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person or any other officer authorized to act on such officer’s behalf as demonstrated by a certificate of corporate resolution or similar document and an incumbency certificate delivered to Buyer.

“S&P” shall mean Standard & Poor’s Ratings Services, or any successors thereto.

“Sanctions” shall mean all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Sanctioned Country” shall mean, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” shall mean, at any time, (a) any Person  listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, by the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

 “SEC” shall mean the Securities and Exchange Commission.

“Section 7 Certificate” shall have the meaning set forth in Section 7(e)(ii) hereof.

“Securities Account” shall mean the “Joint Securities Account” as defined in the Joint Securities Account Control Agreement.

“Securities Issuance Failure” shall mean the failure of the Agency Security to be issued for any reason whatsoever on or before the Agency Security Issuance Deadline, or a prior good faith determination by Seller or Buyer that such Agency Security will not be issued on or before such time.

“Seller” shall mean PennyMac Loan Services, LLC, and/or any successors in interest thereto.

“Servicer” shall mean PennyMac Loan Services, LLC, or any other servicer approved by Buyer in its good faith discretion or otherwise appointed by Buyer pursuant to Section 18 hereof.

“Servicing File” shall mean with respect to each Mortgage Loan, the file retained by the Servicer consisting of all documents that a prudent servicer would have, including copies (electronic or otherwise) of the Mortgage Loan Documents, and all documents necessary to document and service the Mortgage Loans.

“Servicing Rights” shall mean contractual, possessory or other rights to administer or service a Transaction Mortgage Loan subject to an outstanding Transaction hereunder or to possess related Records.  The parties hereto acknowledge that servicing rights and Records with respect to the Transaction Mortgage Loans serviced by Servicer have been conveyed to the Buyer together with the related Mortgage Loan and, as such, the Transaction Mortgage Loans are conveyed on a “servicing released” basis.

“Settlement Date” shall mean, with respect to Pooled Loans subject to a Transaction, that date specified as the contractual delivery and settlement date in the related Take-out Commitment pursuant to which Buyer has the right to deliver Agency Securities to the Take-out Investor.

“Single-Employer Plan” shall mean a single-employer plan as defined in Section 4001(a)(15) of ERISA which is subject to the provisions of Title IV of ERISA.

“SIPA” shall have the meaning set forth in Section 35(a) hereof.

“Stock Certificate” shall mean, with respect to a Co-op Loan, the certificate evidencing ownership of the Co-op Shares issued by the Co-op Corporation.

“Stock Power” shall mean, with respect to a Co-op Loan, an assignment of the Stock Certificate or an assignment of the Co-op Shares issued by the Co-op Corporation.

 “Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Take-out Commitment” shall mean a trade confirmation from the Take-out Investor to Seller confirming the details of a forward trade between the Take-out Investor (as buyer) and Seller (as seller) constituting a valid, binding and enforceable mandatory delivery commitment by a Take-out Investor to purchase on the Settlement Date and at a given Take-out Price the principal amount of the Agency Security described therein.

 “Take-out Commitment Assignment” shall mean an assignment executed by Seller, whereby Seller irrevocably assigns its rights but not its obligations under the Take-out Commitment, and which Trade Assignment shall be substantially in the form and content of Exhibit E hereto.

“Take-out Investor” shall mean any member of the MBS Securities Clearing Corporation or any Person who clears through a MBS Securities Clearing Corporation member with a comparison and netting agent agreement in place with such MBS Securities Clearing Corporation member, which has been previously approved, and not subsequently disapproved, by Buyer.

“Take-out Price” shall mean, as to each Take-out Commitment, the purchase price (expressed as a percentage of par) set forth therein.

“Tangible Net Worth” shall mean, for any Person as of a particular date,

(a)     all amounts which would be included under shareholder’s or member’s equity on a balance sheet of such Person at such date, determined in accordance with GAAP, less

(b)     (i) amounts owing to such Person from Affiliates, or from officers, employees, shareholders or other Persons similarly affiliated with such Person, and (ii) intangible assets that would be deemed by Buyer to be unacceptable in calculating tangible net worth, which, for the avoidance of doubt, shall not include the aggregate book value of capitalized mortgage servicing rights and excess capitalized servicing rights.

“Taxes” shall have the meaning set forth in Section 7(a) hereof.

“Termination Date” shall mean October 31, 2017 or such date as determined by Buyer pursuant to its rights and remedies under this Agreement.

“Termination Event” shall have the meaning set forth in Section 16 hereof.

“Total Liabilities” shall mean all liabilities of Seller and its Subsidiaries including all contingent liabilities and obligations (including recourse servicing, recourse sale and other recourse obligations, and guarantee, indemnity and mortgage loan repurchase obligations), less Non-Recourse Debt and any debt classified as intercompany debt that is eliminated on the accompanying consolidated financial statements of Guarantor and its Subsidiaries.

“Trade Assignment” shall mean an assignment by Seller to Buyer of a forward trade between a Take-out Investor and Seller with respect to an Agency Security related to Pooled Loans substantially in the form of Exhibit E hereto.

“Transaction” shall have the meaning set forth in Section 1 hereof.

“Transaction Mortgage Loan” shall mean a Mortgage Loan which is subject to a Participation Certificate.

“Transaction Request” shall mean a request from Seller to Buyer to enter into a Transaction.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Repurchase Assets or the continuation, renewal or enforcement thereof is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“USDA” shall mean the United States Department of Agriculture or any successor thereto.

“USDA Loan” shall mean a first lien Mortgage Loan originated in accordance with the criteria in effect at the time of origination and established by and guaranteed by the USDA.

“USDA Regulations” shall mean the regulations promulgated by the USDA under the Helping Families Save Their Homes Act of 2009, as amended from time to time and codified in 7 Code of Federal Regulations, and other USDA issuances relating to USDA Loans, including the related handbooks, circulars, notices and mortgagee letters.

“VA” shall mean the U.S. Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Secretary of Veterans Affairs.

“VA Approved Lender” shall mean a lender which is approved by the VA to act as a lender in connection with the origination of VA Loans.

“VA Loan” shall mean a Mortgage Loan which is subject of a VA Loan Guaranty Agreement as evidenced by a loan guaranty certificate, or a Mortgage Loan which is a vendor loan sold by the VA.

“VA Loan Guaranty Agreement” shall mean the obligation of the United States to pay a specific percentage of a Mortgage Loan (subject to a maximum amount) upon default of the Mortgagor pursuant to the Servicemen’s Readjustment Act, as amended.

“VA Regulations” shall mean the regulations promulgated by the U.S. Department of Veterans Affairs and codified in 38 Code of Federal Regulations, and other U.S. Department of Veterans Affairs issuances relating to VA Loans, including the related handbooks, circulars, notices and mortgagee letters.

Section 3.     Initiation; Termination.

(a)     Conditions Precedent to Initial Transaction.  Buyer’s agreement to enter into the initial Transaction hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the condition precedent that Buyer shall have received from Seller any fees and expenses payable hereunder, and all of the following documents, each of which shall be satisfactory to Buyer and its counsel in form and substance:

(i)       Facility Documents.  The Facility Documents, duly executed by the parties thereto;

(ii)      Opinions of Counsel.  (A) A security interest, general corporate and enforceability opinion or opinions of counsel to Seller and Guarantor, including an Investment Company Act opinion indicating that it is not necessary to register Seller under the Investment Company Act; and (B) a Bankruptcy Code opinion of outside counsel to Seller and Guarantor with respect to the matters outlined in Section 34 hereof;

(iii)      Seller and Guarantor Organizational Documents.  A certificate of corporate existence of Seller and Guarantor delivered to Buyer prior to the Effective Date and certified copies of the charter and by-laws (or equivalent documents) of Seller and Guarantor and of all corporate or other authority for Seller and Guarantor with respect to the execution, delivery and performance of the Facility Documents and each other document to be delivered by Seller and Guarantor from time to time in connection herewith;

(iv)      Good Standing Certificate.  A certified copy of a good standing certificate from the jurisdiction of organization of Seller and Guarantor, dated as of no earlier than the date ten (10) Business Days prior to the Purchase Date with respect to the initial Transaction hereunder;

(v)        Incumbency Certificate.  An incumbency certificate of the corporate secretary of Seller and Guarantor, certifying the names, true signatures and titles of the representatives duly authorized to request transactions hereunder and to execute the Facility Documents;

(vi)       Security Interest.  Evidence that all other actions necessary or, in the opinion of Buyer, desirable to perfect and protect Buyer’s interest in the Purchased Assets and other Repurchase Assets have been taken, including, without limitation, UCC searches and duly authorized and filed Uniform Commercial Code financing statements on Form UCC-1;

(vii)      Reserved;

(viii)     Fees and Expenses.  Buyer shall have received all fees and expenses of counsel to Buyer as contemplated by Sections 11 and 17(b) hereof;

(ix)       Insurance.  Evidence that Seller has added Buyer as an additional loss payee under their Fidelity Insurance;

(x)        Other Documents.  Such other documents as Buyer may reasonably request, in form and substance reasonably acceptable to Buyer.

(b)       Conditions Precedent to all Transactions.  Upon satisfaction of the conditions set forth in this Section 3(b), Buyer may enter into a Transaction with Seller. Buyer’s entering into each Transaction (including the initial Transaction) is subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transaction and also after giving effect thereto to the intended use thereof:

(i)     Reserved;

(ii)     Due Diligence Review.  Without limiting the generality of Section 20 hereof, Buyer shall have completed, to its satisfaction, its due diligence review of the related Mortgage Loans, Seller, Guarantor and the Servicer;

(iii)     No Default or Termination Event. No Default or Event of Default or Termination Event shall have occurred and be continuing under the Facility Documents;

(iv)     Delivery of Participation Certificate; CUSIP. Buyer shall have received a facsimile copy of the original Participation Certificate fully completed by Seller and authenticated by Custodian and each such Participation Certificate shall be identified with a unique CUSIP;

(v)     Representations and Warranties.  Both immediately prior to the Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by Seller and Guarantor in Section 12 hereof, shall be true, correct and complete on and as of such Purchase Date in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(vi)     Maximum Purchase Price.  After giving effect to the requested Transaction, the aggregate outstanding Purchase Price for all Purchased Assets subject to then outstanding Transactions under this Agreement shall not exceed the Maximum Purchase Price;

(vii)     No Margin Deficit. After giving effect to the requested Transaction, the Asset Value of all Purchased Assets equals or exceeds the aggregate Purchase Price of such Transactions;

(viii)    Transaction Request.  On or prior to 2:00  p.m. (New York City time) on the related Purchase Date, the Seller shall have delivered to Buyer (a) a Transaction Request, and (b) a Mortgage Loan Schedule.

(ix)     Delivery of Mortgage Loan File.  The Seller shall have delivered to the Custodian the Mortgage Loan File with respect to each Transaction Mortgage Loan subject to the related Participation Certificate;

(x)     Compliance with Applicable Law.  Buyer shall not have determined that any Requirement of Law or the interpretation or administration of any Requirement of Law applicable to Buyer has made it unlawful for Seller or Buyer to enter into the Transaction;

(xi)     No Material Adverse Change.  None of the following shall have occurred and/or be continuing:

(A)     an event or events shall have occurred in the good faith determination of Buyer resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by securities or an event or events shall have occurred resulting in Buyer not being able to finance Mortgage Loans through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events; or

(B)     an event or events shall have occurred resulting in the effective absence of a “securities market” for securities backed by mortgage loans or an event or events shall have occurred resulting in Buyer not being able to sell securities backed by mortgage loans at prices which would have been reasonable prior to such event or events; or

(C)     there shall have occurred a material adverse change in the financial condition of Buyer which affects (or can reasonably be expected to affect) materially and adversely the ability of Buyer to fund its obligations under this Agreement; or

(D)     there shall have occurred (i) a material change in financial markets, an outbreak or escalation of hostilities or a material change in national or international political, financial or economic conditions; (ii) a general suspension of trading on major stock exchanges or suspension of trading in stock; or (iii) a disruption in or moratorium on commercial banking activities or securities settlement services.

(xii)     Certification.  Each Transaction Request delivered by Seller hereunder shall constitute a certification by Seller that all the conditions set forth in this Section 3(b) (other than Section 3(b)(xi) hereof)  have been satisfied (both as of the date of such notice or request and as of Purchase Date).

(xiii)     Timing.  The proposed Purchase Date shall occur at least two  (2) Business Days prior to the related Settlement Date.

(xiv)     Take-out Commitment.  Buyer shall have received a copy of the Take-out Commitment covering in the aggregate an amount no less than the Agency Security Face Amount;

(xv)     Take-out Commitment Assignment. Buyer shall have received the Take-out Commitment Assignment(s), duly executed by Seller, on or prior to each Purchase Date together with appropriate instructions sufficient to ensure that Buyer can obtain the consent of each Take-out Investor to the assignment of the Take-out Commitment;

(xvi)     Pooling Documents. Buyer shall have received such copies of the relevant Pooling Documents (the originals of which shall have been delivered to the Agency) as Buyer may request from time to time;

(xvii)     Warehouse Lender. Buyer shall have received an electronic mail confirmation from any warehouse lender of Seller having a security interest in the

Mortgage Loans, addressed to Buyer, releasing any and all right, title and interest in such Mortgage Loans, substantially in the form of an exhibit to the Custodial Agreement;

(c)       Initiation.

(i)     The Seller shall deliver a Transaction Request to Buyer on or prior to the date and time set forth in Section 3(b)(viii) prior to entering into any Transaction.  Such Transaction Request shall include a Mortgage Loan Schedule with respect to the Transaction Mortgage Loans to be made subject to such requested Transaction and shall set forth (A) the Purchase Date, (B) the Purchase Price, (C) the Repurchase Date, if applicable, (D) the Pricing Rate applicable to the Transaction, and (E) the applicable Purchase Price Percentages.  If each of the conditions precedent in this Section 3 hereof have been met as determined by Buyer, Buyer may, in its sole discretion, fund the related Purchase Price on the requested Purchase Date and such funding shall be deemed to be Buyer’s acceptance of the terms of the proposed Transaction set forth in the Transaction Request.

(ii)     The Repurchase Date for each Transaction shall not be later than the Termination Date.

(iii)     Each Transaction Request, together with this Repurchase Agreement, shall be conclusive evidence of the terms of the Transaction(s) covered thereby.

(iv)     Subject to the terms and conditions of this Agreement, Seller may sell, repurchase and resell Eligible Mortgage Loans.

(v)     In connection with each Transaction, Seller shall cause a fully executed and completed Participation Certificate to be issued and delivered to the Custodian for authentication and delivery of a copy thereof to Buyer on or before the Purchase Date.  Pursuant to the Custodial Agreement, Custodian shall hold the Participation Certificate for the exclusive use and benefit of Buyer, as Buyer’s bailee, and shall deliver a facsimile copy of the Participation Certificate to Buyer upon authentication.  The Participation Certificate shall evidence the entire Pooled Loan Ownership Interest in the Pooled Loan.  The Participation Certificate shall, by its terms, cease to evidence a Pooled Loan Ownership Interest (i) (A) with respect to any Agency Security issued by Ginnie Mae, when Buyer is registered as the registered owner of such Security on Ginnie Mae's central registry and (B) with respect to any Agency Security issued by Fannie Mae or Freddie Mac, the later to occur of (x) the issuance of the related Agency Security and (y) the transfer of all of the right, title and ownership interest in that Agency Security to Buyer or its designee; or (ii) in the event of a Securities Issuance Failure, a purchase of the entire Participation Certificate by Seller in an amount equal to the Repurchase Price.

(vi)     In the event that Buyer rejects a Transaction Request for any reason and/or does not transmit the Purchase Price, (i) any Participation Certificate delivered to Custodian in anticipation of such purchase shall automatically be null and void and shall be returned by Custodian to Seller and (ii) if Buyer shall nevertheless receive any portion of the related Take-out Price, Buyer shall pay such Take-out Price to Seller in accordance with Seller’s Wire Instructions on the date of receipt thereof by Buyer if Buyer receives such portion of the Take-out Price prior to 1:00 p.m., New York City time and otherwise, on the next Business Day.

(vii)     Upon Buyer’s receipt of the Participation Certificate in accordance with the Custodial Agreement and subject to the provisions of this Section 3, the Purchase Price will then be made available to the Seller by Buyer transferring, via wire transfer, in the aggregate amount of such Purchase Price in funds immediately available.

(viii)     The terms and conditions of the purchase of each Participation Certificate shall be as set forth in this Agreement and in each Participation Certificate.  Each Participation Certificate shall be deemed to incorporate, and Seller shall be deemed to make as of the applicable dates specified herein, for the benefit of Buyer, the representations and warranties set forth herein in respect of such Participation Certificate and the Mortgage Loans evidenced by such Participation Certificate.

(ix)     Buyer and any transferee under the Participation Certificate shall be entitled during the term in which a Participation Certificate remains in force and effect to sell, transfer, assign, pledge, or otherwise dispose of such Participation Certificate in accordance with the terms of the Custodial Agreement, all without the consent of Seller.  Seller agrees to treat any registered holder of the Participation Certificate as the sole beneficial owner of the Pooled Loans evidenced thereby, all as further provided in the Custodial Agreement.

(d)     Repurchase.

(i)     Optional Repurchase.  Unless an Event of Default has occurred or there is an outstanding Margin Deficit,  the Seller may repurchase a Participation Certificate in whole without penalty or premium on any date.  If Seller intends to make such a repurchase, Seller shall give one (1) Business Day’s prior written notice in the form of Exhibit I attached hereto to Buyer, designating the Participation Certificate to be repurchased and identifying the related Transaction Mortgage Loans.  If such notice is given, the amount specified in such notice shall be due and payable on the date specified therein (each, an “Optional Repurchase Date”), and, on receipt, such amount shall be applied to the Repurchase Price for the designated Participation Certificate and Transaction Mortgage Loans.  The Seller shall pay such amount and cause its designee to take physical possession of the Participation Certificate and Transaction Mortgage Loans (including the Custodian) and shall take re-assignment of the Takeout Commitment at Seller’s expense on the related Optional Repurchase Date.  Immediately following receipt of such payment by Buyer, the related Participation Certificate and Transaction Mortgage Loans shall cease to be subject to this Agreement and the other Facility Documents, and Buyer shall be deemed to have released all of its interests in such Participation Certificate and Transaction Mortgage Loans without further action by any Person and shall direct Custodian to release the related Participation Certificate and Transaction Mortgage Loans to the Seller or its designee pursuant to the Custodial Agreement.

(ii)     Mandatory Repurchase.  On the Repurchase Date, termination of the Transaction will be effected by reassignment to the Seller or its designee of the Participation Certificate or Transaction Mortgage Loans (and any Income in respect thereof received by Buyer not previously credited or transferred to, or applied to the obligations of, the Seller pursuant to Section 5 hereof) against the simultaneous transfer of the Repurchase Price to an account of Buyer.  The Seller is obligated to obtain the Participation Certificate and Mortgage Loan Files from Buyer or its designee (including the Custodian) at Seller’s expense on the Repurchase Date. In lieu of the foregoing, Seller may substitute an Agency Security for the Participation Certificate and thereafter cause the sale thereof under the Take-out Commitment on or prior to the Repurchase Date and shall cause the Take-out Investor to transfer the Repurchase Price directly to an account of Buyer.

(iii)     Surrender.  Upon sale or other disposition as contemplated herein, Buyer (or a subsequent registered holder of a Participation Certificate) shall surrender the Participation Certificate (to the extent in its possession) to Custodian upon the earliest to occur of (i) the sale or transfer of such Participation Certificate and (ii) the assignment and delivery to Buyer of the entire Pooled Loan Ownership Interest.

Section 4.     Margin Amount Maintenance.

(a)     Buyer shall determine the Asset Value of the Transaction Mortgage Loans at such intervals as determined by Buyer in its sole good faith discretion.

(b)     If at any time the aggregate Asset Value of all related Transaction Mortgage Loans subject to all Transactions is less than the aggregate Purchase Price for all such Transactions (a “Margin Deficit”), then Buyer may by notice to Seller (as such notice is more particularly set forth below, a “Margin Call”), require Seller to transfer to Buyer or its designee cash so that the aggregate Asset Value of the Transaction Mortgage Loans, including any such cash, will thereupon equal or exceed the aggregate Purchase Price for all Transactions (such transfer, a “Margin Deficit Payment”);  provided that Buyer shall only make a Margin Call if a Margin Deficit in excess $100,000 exists.  If Buyer delivers a Margin Call to Seller on or prior to 10:00 a.m. (New York City time) on any Business Day, then Seller shall transfer cash to Buyer no later than 5:00 p.m. (New York City time) that day.  In the event Buyer delivers a Margin Call to Seller after 10:00 a.m. (New York City time) on any Business Day, Seller shall be required to transfer cash no later than 1:00 p.m. (New York City time) on the subsequent Business Day.

(c)     Buyer’s election, in its sole and absolute discretion, not to make a Margin Call at any time there is a Margin Deficit shall not in any way limit or impair its right to make a Margin Call at any time a Margin Deficit exists.

(d)     Any cash transferred to Buyer pursuant to Section 4(b) above shall be credited to the Repurchase Price of the related Transactions.

Section 5.     Income Payments.

(a)     Notwithstanding that Buyer and Seller intend that the Transactions hereunder be sales to Buyer of the Purchased Assets and Repurchase Assets for all purposes except accounting and tax purposes, Seller shall pay to Buyer the accreted value of the Price Differential as applicable

(less any amount of such Price Differential previously paid by Seller to Buyer) (each such payment, a “Periodic Advance Repurchase Payment”) on each Payment Date.  Notwithstanding the preceding sentence, if Seller fails to make all or part of the Periodic Advance Repurchase Payment by 3:00 p.m. (New York City time) on any Payment Date, the Pricing Rate shall be equal to the Post-Default Rate until the Periodic Advance Repurchase Payment is received in full by Buyer.

(b)     Each Participation Certificate shall provide for monthly remittance by Seller to the registered holder thereof of Pooled Loan payments of principal (including principal prepayments) and interest.  The first Remittance Date for Seller’s remittance of Mortgage Loan payments to the holder of a Participation Certificate (“Initial Remittance Date”) shall occur (if at all) on the 25th day of the month following the month in which the Settlement Date is scheduled to occur.  The remittance on the Initial Remittance Date, or on such earlier date if a Securities Issuance Failure has occurred, shall include all Pooled Loan payments received by Seller.

(c)     To the extent that Buyer receives any funds with respect to the purchase of a Transaction Mortgage Loan, Buyer shall promptly apply such funds to the Release Price for such Transaction Mortgage Loan.

Section 6.     Requirements of Law.

(a)     If any Requirement of Law (other than with respect to any amendment made to Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)     shall subject Buyer to any Tax or increased Tax of any kind whatsoever with respect to this Agreement or any Transaction or change the basis of taxation of payments to Buyer in respect thereof;

(ii)     shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of Buyer which is not otherwise included in the determination of the LIBOR Rate hereunder;

(iii)     shall impose on Buyer any other condition;

and the result of any of the foregoing is to increase the cost to Buyer, by an amount which Buyer deems to be material, of entering, continuing or maintaining any Transaction or to reduce any amount due or owing hereunder in respect thereof, then, in any such case, Seller shall pay Buyer such additional amount or amounts as calculated by Buyer in good faith as will compensate Buyer for such increased cost or reduced amount receivable; provided,  however, that Seller shall only be obligated to pay such amounts incurred by Buyer from and after the date which is thirty (30) days prior to notice to Seller thereof.

(b)     If Buyer shall have determined that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Buyer to be material, then from time to time, Seller shall pay to Buyer such additional amount or amounts as will compensate Buyer for such reduction; provided, however, that Seller shall only be obligated to pay such amounts incurred by Buyer from and after the date which is thirty (30) days prior to notice to Seller thereof.

(c)     If Buyer becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify Seller of the event by reason of which it has become so entitled.  A certificate as to any additional amounts payable pursuant to this Section submitted by Buyer to Seller shall be conclusive in the absence of manifest error.

(d)     To the extent that Buyer demands compensation for such amounts under paragraphs (a) and (b) above, Seller shall have the right to designate a termination date for this Repurchase Agreement by written notice given to Buyer at least thirty (30) days before such termination date has occurred and Seller shall only be obligated to pay Buyer the amounts under paragraph (c) above to the extent such amounts are necessary to compensate Buyer through such Termination Date.

Section 7.     Taxes.

(a)     Any and all payments by Seller under or in respect of this Agreement or any other Facility Documents to which Seller is a party shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, “Taxes”), unless required by law.  If Seller shall be required under any applicable Requirement of Law to deduct or withhold any Taxes from or in respect of any sum payable under or in respect of this Agreement or any of the other Facility Documents to Buyer, (i) Seller shall make all such deductions and withholdings in respect of Taxes, (ii) Seller shall pay the full amount deducted or withheld in respect of Taxes to the relevant taxation authority or other Governmental Authority in accordance with any applicable Requirement of Law, and (iii) the sum payable by Seller shall be increased as may be necessary so that after Seller has made all required deductions and withholdings (including deductions and withholdings applicable to additional amounts payable under this Section 7) Buyer receives an amount equal to the sum it would have received had no such deductions or withholdings been made in respect of Non-Excluded Taxes.  For purposes of this Agreement the term “Non-Excluded Taxes” are Taxes other than, in the case of Buyer, Taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the jurisdiction under the laws of which Buyer is organized or of its applicable lending office, or any political subdivision thereof, unless such Taxes are imposed as a result of Buyer having executed, delivered or performed its obligations or received payments under, or enforced, this Agreement or any of the other Facility Documents (in which case such Taxes will be treated as Non-Excluded Taxes).

(b)     In addition, Seller hereby agrees to pay any present or future stamp, recording, documentary, excise, property or value-added taxes, or similar taxes, charges or levies that arise from any payment made under or in respect of this Agreement or any other Facility Document or from the execution, delivery or registration of, any performance under, or otherwise with respect to, this Agreement or any other Facility Document (collectively, “Other Taxes”).

(c)     Seller hereby agrees to indemnify Buyer for, and to hold it harmless against, the full amount of Non-Excluded Taxes and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable by Seller under this Section 7 imposed on or paid by Buyer and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto.  The indemnity by Seller provided for in this Section 7(c) shall apply and be made whether or not the Non-Excluded Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally asserted by any Governmental Agency.  Amounts payable by Seller under the indemnity set forth in this Section 7(c) shall be paid within ten (10) days from the date on which Buyer makes written demand therefor.

(d)     Within thirty (30) days after the date of any payment of Taxes pursuant to this Section 7, Seller (or any Person making such payment on behalf of Seller) shall furnish to Buyer for its own account a certified copy of the original official receipt evidencing payment thereof.

(e)     For purposes of subsection (e) of this Section 7, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code. Each Buyer (including for avoidance of doubt any assignee, successor or participant) that either (i) is not incorporated under the laws of the United States, any State thereof, or the District of Columbia or (ii) whose name does not include “Incorporated,” “Inc.,” “Corporation,” “Corp.,” “P.C.,” “N.A.,” “National Association,” “insurance company,” or “assurance company” (a “Non-Exempt Buyer”) shall deliver or cause to be delivered to Seller the following properly completed and duly executed documents:

(i)     in the case of a Non-Exempt Buyer that is not a United States person, a complete and executed (x) U.S. Internal Revenue Form W-8BEN or W-8BEN-E completed in which Buyer claims the benefits of a tax treaty with the United States providing for a zero or reduced rate of withholding (or any successor forms thereto), including all appropriate attachments or (y) a U.S. Internal Revenue Service Form W-8ECI (or any successor forms thereto); or

(ii)    in the case of an individual, (x) a complete and executed U.S. Internal Revenue Service Form W-8BEN (or any successor forms thereto) and a certificate substantially in the form of Exhibit F (a “Section 7 Certificate”) or (y) a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto); or

(iii)    in the case of a Non-Exempt Buyer that is organized under the laws of the United States, any State thereof, or the District of Columbia, a complete and executed

U.S. Internal Revenue Service Form W-9 (or any successor forms thereto), including all appropriate attachments; or

(iv)    in the case of a Non-Exempt Buyer that (x) is not organized under the laws of the United States, any State thereof, or the District of Columbia and (y) is treated as a corporation for U.S. federal income tax purposes, a complete and executed U.S. Internal Revenue Service Form W-8BEN-E (or any successor forms thereto) and a Section 7 Certificate; or

(v)     in the case of a Non-Exempt Buyer that (A) is treated as a partnership or other non-corporate entity, and (B) is not organized under the laws of the United States, any State thereof, or the District of Columbia, (x)(i) a complete and executed U.S. Internal Revenue Service Form W-8IMY (or any successor forms thereto) (including all required documents and attachments) and (ii) a Section 7 Certificate, and (y) without duplication, with respect to each of its beneficial owners and the beneficial owners of such beneficial owners looking through chains of owners to individuals or entities that are treated as corporations for U.S. federal income tax purposes (all such owners, “beneficial owners”), the documents that would be provided by each such beneficial owner pursuant to this section if such beneficial owner were Buyer, provided, however, that no such documents will be required with respect to a beneficial owner to the extent the actual Buyer is determined to be in compliance with the requirements for certification on behalf of its beneficial owner as may be provided in applicable U.S. Treasury regulations, or the requirements of this clause (v) are otherwise determined to be unnecessary, all such determinations under this clause (v) to be made in the sole discretion of Seller, provided, however, that Buyer shall be provided an opportunity to establish such compliance as reasonable; or

(vi)     in the case of a Non-Exempt Buyer that is disregarded for U.S. federal income tax purposes, the document that would be provided by its beneficial owner pursuant to this Section if such beneficial owner were Buyer; or

(vii)     in the case of a Non-Exempt Buyer that (A) is not a United States person and (B) is acting in the capacity as an “intermediary” (as defined in U.S. Treasury Regulations), (x)(i) a U.S. Internal Revenue Service Form W-8IMY (or any successor form thereto) (including all required documents and attachments) and (ii) a Section 7 Certificate, and (y) if the intermediary is a “non-qualified intermediary” (as defined in U.S. Treasury Regulations), from each person upon whose behalf the “non-qualified intermediary” is acting the documents that would be provided by each such person pursuant to this Section if each such person were Buyer.

If Buyer provided a form pursuant to clause (e)(i)(x) and the form provided by Buyer at the time Buyer first becomes a party to this Agreement or, with respect to a grant of a participation, the effective date thereof, indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be treated as Taxes other than “Non-Excluded Taxes” (“Excluded Taxes”) and shall not qualify as Non-Excluded Taxes unless and until Buyer provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate shall be considered Excluded Taxes solely for the periods governed by such form.

If, however, on the date a Person becomes an assignee, successor or participant to this Agreement, Buyer transferor was entitled to indemnification or additional amounts under this Section 7, then Buyer assignee, successor or participant shall be entitled to indemnification or additional amounts to the extent (and only to the extent), that Buyer transferor was entitled to such indemnification or additional amounts for Non-Excluded Taxes, and Buyer assignee, successor or participant shall be entitled to additional indemnification or additional amounts for any other or additional Non-Excluded Taxes.

(f)     For any period with respect to which Buyer has failed to provide Seller with the appropriate form, certificate or other document described in subsection (e) of this Section 7 (other than (i) if such failure is due to a change in any applicable Requirement of Law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided by Buyer, or (ii) if it is legally inadvisable or otherwise commercially disadvantageous for Buyer to deliver such form, certificate or other document), Buyer shall not be entitled to indemnification or additional amounts under subsection (a) or (c) of this Section 7 with respect to Non-Excluded Taxes imposed by the United States by reason of such failure; provided, however, that should a Buyer become subject to Non-Excluded Taxes because of its failure to deliver a form, certificate or other document required hereunder, Seller shall take such steps as Buyer shall reasonably request, to assist Buyer in recovering such Non-Excluded Taxes.

(g)     Without prejudice to the survival of any other agreement of Seller hereunder, the agreements and obligations of Seller contained in this Section 7 shall survive the termination of this Agreement.  Nothing contained in this Section 7 shall require Buyer to make available any of its tax returns or any other information that it deems to be confidential or proprietary.

(h)     Each party to this Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes, to treat the Transaction as indebtedness of Seller that is secured by the Purchased Assets and Repurchase Assets as owned by Seller for federal income tax purposes in the absence of a Default by Seller.  All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

Section 8.     Security Interest; Buyer’s Appointment as Attorney-in-Fact.

(a)     Security Interest.

(i)     On each Purchase Date, Seller hereby sells, assigns and conveys to Buyer all rights and interests in the Purchased Assets, Participation Certificates, Agency Securities and under each Take-out Commitment, including without limitation its right and entitlement to receive the entire Take-out Price specified in each Take-out Commitment from a Take-out Investor.  Although the parties intend that all Transactions hereunder be sales and purchases and not loans, in the event any such Transactions are deemed to be loans, and in any event, Seller hereby pledges to Buyer as security for the performance by Seller of its Obligations and hereby grants, assigns and pledges to Buyer a fully perfected first priority security interest in the Purchased Assets, the Records, all Servicing Rights

related to the Purchased Assets and Transaction Mortgage Loans, the Facility Documents (to the extent such Facility Documents and Seller’s right thereunder relate to the Purchased Assets), any Property relating to any Purchased Asset or the related Mortgaged Property, and rights to reimbursement thereof related to the Purchased Assets, all Agency Securities related to Pooled Loans that are Purchased Assets or right to receive such Agency Security when issued to the extent backed by any of the Transaction Mortgage Loans, all rights to payment of mortgage guaranties and insurance (issued by governmental agencies or otherwise), including FHA, VA and USDA claims, and any mortgage insurance certificate or other document evidencing such mortgage guaranties or insurance relating to any Purchased Assets and all claims and payments thereunder and all rights of Seller to receive from any third party or to take delivery of any of the foregoing, all insurance policies and insurance proceeds relating to any Purchased Asset or the related Mortgaged Property, including but not limited to any payments or proceeds under any related primary insurance or hazard insurance, and all rights of Seller to receive from any third party or to take delivery of any of the foregoing, any and all replacements, substitutions, distributions on or proceeds of any or all of the foregoing, any Income relating to any Purchased Asset,  the Securities Account, the Payment Account and any other contract rights, accounts (including any interest of Seller in escrow accounts), instruments, payments, rights to payment (including payments of interest or finance charges) and general intangibles to the extent that the foregoing relates to any Purchased Assets and any other assets relating to the Purchased Assets (including, without limitation, any other accounts) or any interest in the Purchased Assets, and any proceeds (including the related securitization proceeds) and distributions and any other property, rights, title or interests as are represented by a Participation Certificate with respect to any of the foregoing, in all instances, whether now owned or hereafter acquired, now existing or hereafter created (collectively, the “Repurchase Assets”).  This paragraph is intended to constitute a security agreement or other arrangement or other credit enhancement related to the Agreement and transactions hereunder as defined under Section 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code.

(ii)     Seller acknowledges that in the event that Seller is deemed to retain any residual Servicing Rights, and for the avoidance of doubt, Seller grants, assigns and pledges to Buyer a security interest in the Servicing Rights and proceeds related thereto and in all instances, whether now owned or hereafter acquired, now existing or hereafter created.  This paragraph is intended to constitute a security agreement or other arrangement or other credit enhancement related to the Agreement and transactions hereunder as defined under Section 101(47)(v) and 741(7)(A)(xi) of the Bankruptcy Code.

(iii)     Seller hereby authorizes Buyer to file such financing statement or statements relating to the Repurchase Assets as Buyer, at its option, may deem appropriate.  Seller shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 8.

(b)     Buyer’s Appointment as Attorney in Fact.  Seller hereby irrevocably constitutes and appoints Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Seller and in the name of Seller or in its own name, from time to time in Buyer’s discretion if an Event of Default shall have occurred and be continuing, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, Seller hereby gives Buyer the power and right, on behalf of Seller, without assent by, but with notice to, Seller, to do the following:

(i)     in the name of Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any other Repurchase Assets and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Buyer for the purpose of collecting any and all such moneys due with respect to any other Repurchase Assets whenever payable;

(ii)    to pay or discharge taxes and Liens levied or placed on or threatened against the Repurchase Assets;

(iii)   (A) to direct any party liable for any payment under any Repurchase Assets to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer shall direct; (B) to send “goodbye” letters on behalf of Seller and Section 404 Notices as the same may relate to any Transaction Mortgage Loans; (C) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Repurchase Assets; (D) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Repurchase Assets; (E) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Repurchase Assets or any proceeds thereof and to enforce any other right in respect of any Repurchase Assets; (F) to defend any suit, action or proceeding brought against any Seller with respect to any Repurchase Assets; (G) to settle, compromise or adjust any suit, action or proceeding described in clause (F) above and, in connection therewith, to give such discharges or releases as Buyer may deem appropriate;  (H) to cause the mortgagee of record to be changed to Buyer on the FHA, VA or USDA system, as applicable, with respect to any Repurchase Assets; and (I) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Repurchase Assets as fully and completely as though Buyer were the absolute owner thereof for all purposes, and to do, at Buyer’s option and Seller’s expense, at any time, and from time to time, all acts and things which Buyer deems necessary to protect, preserve or realize upon the Repurchase Assets and Buyer’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively Seller might do.

Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.  This power of attorney is a power coupled with an interest and shall be irrevocable.  In addition the foregoing, Seller agrees to execute a Power of Attorney, the form of Exhibit H hereto, to be delivered on the date hereof.

Seller also authorizes Buyer, if an Event of Default shall have occurred, from time to time, to execute, in connection with any sale provided for in Section 15 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Repurchase Assets.

The powers conferred on Buyer hereunder are solely to protect Buyer’s interests in the Repurchase Assets and shall not impose any duty upon it to exercise any such powers.  Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

Section 9.     Payment, Transfer and Custody.

(a)      Unless otherwise mutually agreed in writing, all transfers of funds to be made by Seller hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at the following account maintained by Buyer: JPMorgan Chase Bank, Account Number ***-******, for the credit account: JPMorgan Chase Bank NY; ref: Gestation, ABA# ***-***-*** Attn: Michael McCarthy, not later than 5:00 p.m. New York City time (the “Payment Account”), on the date on which such payment shall become due (and each such payment made after such time shall be deemed to have been made on the next succeeding Business Day).  Seller acknowledges that it has no rights of withdrawal from the foregoing account.

(b)     On the Purchase Date for each Transaction, ownership of the Purchased Assets shall be transferred to Buyer or its designee against the simultaneous transfer of the Purchase Price to the following account of Seller:  Account #: *********, ABA #: *********, Bank name: City National Bank, Bank Address: 555 S Flower Street, Los Angeles, CA 90071, Account Name: PLS Loan Funding account (or, if a warehouse lender is identified to Buyer pursuant to Section 3(b)(xvii) hereof,  pursuant to such warehouse lender’s written instructions) or in accordance with the Escrow Agreement, as applicable, simultaneously with the delivery to Buyer of the Purchased Assets relating to each Transaction.  With respect to the Purchased Assets being sold by Seller on a Purchase Date, Seller hereby sells, transfers, conveys and assigns to Buyer or its designee without recourse, but subject to the terms of this Agreement, all the right, title and interest of Seller in and to the Purchased Assets together with all right, title and interest in and to the proceeds of any related Repurchase Assets.

(c)     In connection with such sale, transfer, conveyance and assignment, on or prior to each Purchase Date, the Seller shall deliver or cause to be delivered and released to Buyer or its designee the Mortgage Loan File for the related Purchased Assets. On each Settlement Date, Buyer shall transfer to Seller such funds received by Buyer from a Take-out Investor in connection with Transaction Mortgage Loans and the related Agency Security that are in excess of the Repurchase Price.

Section 10.     Hypothecation or Pledge of Purchased Assets and Repurchase Assets.

Title to all Purchased Assets and all other Repurchase Assets  purchased hereunder shall pass to Buyer and Buyer shall have free and unrestricted use of all Purchased Assets and Repurchase Assets.  Nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased Assets  or Repurchase Assets  or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating the Purchased Assets or Repurchase Assets; provided, however, that Buyer shall have an obligation to transfer the Purchased Assets and related Repurchase Assets to Seller upon payment in full of the full Repurchase Price.  Nothing contained in this Agreement shall obligate Buyer to segregate any Purchased Assets or Repurchased Assets delivered to Buyer by Seller.

Section 11.     Reserved.

Section 12.     Representations.Seller and Guarantor, jointly and severally, represents and warrants to Buyer that as of each Purchase Date and as of the date of this Agreement and any Transaction hereunder and at all times while the Facility Documents and any Transaction hereunder is in full force and effect:

(a)     Acting as Principal.  Seller will engage in such Transactions as principal (or, if agreed in writing in advance of any Transaction by the other party hereto, as agent for a disclosed principal).

(b)     Mortgage Loan Schedule.  The information set forth in the related Mortgage Loan Schedule and all other information or data furnished by, or on behalf of, Seller to Buyer is complete, true and correct in all material respects, and Seller acknowledges that Buyer has not verified the accuracy of such information or data.

(c)     Solvency.  Neither the Facility Documents nor any Transaction thereunder are entered into in contemplation of insolvency or with intent to hinder, delay or defraud any of Seller’s creditors.  The transfer of the Participation Certificates and Transaction Mortgage Loans is not undertaken with the intent to hinder, delay or defraud Seller’s creditors.  Seller is not insolvent within the meaning of 11 U.S.C. Section 101(32) and the transfer and sale of the Participation Certificates and Transaction Mortgage Loans pursuant hereto (i) will not cause Seller to become insolvent, (ii) will not result in any property remaining with Seller to be unreasonably small capital, and (iii) will not result in debts that would be beyond Seller’s ability to pay as same mature.  Seller has received reasonably equivalent value in exchange for the transfer and sale of the Purchased Assets subject hereto.

(d)     No Broker.   Seller has not dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets or pledge of the Repurchase Assets pursuant to this Agreement.

(e)     Ability to Perform.  Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in the Facility Documents to which it is a party on its part to be performed.

(f)     Existence.  (a) Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, (b)  Seller has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary.

(g)     Financial Statements.  Guarantor and Seller have heretofore each furnished to Buyer a copy of their (a) consolidated balance sheets and statements of income of their consolidated Subsidiaries for the fiscal year ending December 31, 2015 and the related consolidated statements of retained earnings and cash flows for each of Seller and Guarantor and their respective consolidated Subsidiaries for such fiscal year, setting forth for the consolidated Financial Statements only, in each case in comparative form, the figures for the previous year, with the opinion thereon of Deloitte & Touche LLP, and (b) consolidated balance sheets and statements of income of their consolidated Subsidiaries for such monthly periods of each of Seller and Guarantor up until July  31, 2016 and the related consolidated statements of retained earnings and of cash flows for each of Seller and Guarantor and their respective consolidated Subsidiaries for such monthly periods.  All such financial statements are complete and correct and fairly present, in all material respects, the consolidated financial condition of each of Seller and Guarantor and their respective Subsidiaries and the consolidated results of their operations as at such dates and for such monthly periods, all in accordance with GAAP applied on a consistent basis.  Since December 31, 2015, there has been no material adverse change in the consolidated business, operations or financial condition of Seller, Guarantor and their respective consolidated Subsidiaries taken as a whole from that set forth in said financial statements nor is Seller or Guarantor aware of any state of facts which (without notice or the lapse of time) would or could result in any such material adverse change or could have a Material Adverse Effect.  Neither Seller nor Guarantor has, on December 31, 2015 any liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of either Seller or Guarantor except as heretofore disclosed to Buyer in writing.

(h)     No Breach.  Neither (a) the execution and delivery of the Facility Documents nor (b) the consummation of the transactions therein contemplated to be entered into by Seller or Guarantor in compliance with the terms and provisions thereof will conflict with or result in a breach of the organizational documents of Seller or Guarantor, or any applicable law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority, or other material agreement or instrument to which Seller, Guarantor or any of their respective Subsidiaries is a party or by which any of them or any of their Property is bound or to which any of them is subject, or constitute a default under any such material agreement or instrument or result in the creation or imposition of any Lien (except for the Liens created pursuant to the Facility Documents) upon any Property of Seller, Guarantor or any of their respective Subsidiaries pursuant to the terms of any such agreement or instrument.

(i)     Action.  Each of Seller and Guarantor has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Facility Documents, as applicable; the execution, delivery and performance by Seller and Guarantor of each of the Facility Documents have been duly authorized by all necessary corporate or other action on its part; and each Facility Document has been duly and validly executed and delivered by Seller and Guarantor, as applicable, and constitutes a legal, valid and binding obligation of Seller and Guarantor enforceable against Seller and Guarantor in accordance with its terms.

(j)     Approvals.  No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any securities exchange are necessary for the execution, delivery or performance by Seller and Guarantor of the Facility Documents or for the legality, validity or enforceability thereof, except for filings and recordings that have been obtained or in respect of the Liens created pursuant to the Facility Documents.

(k)     Enforceability.  This Agreement and all of the other Facility Documents executed and delivered by Seller and Guarantor in connection herewith are legal, valid and binding obligations of Seller and Guarantor and are enforceable against Seller and Guarantor in accordance with their terms except as such enforceability may be limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity.

(l)     Indebtedness.  As of the date of this Agreement, neither Seller nor Guarantor has any Indebtedness, except as disclosed on Exhibit D to this Agreement.

(m)     Material Adverse Effect.  Since December 31, 2015, there has been no development or event nor, to Seller’s or Guarantor’s knowledge, any prospective development or event, which has had or could have a Material Adverse Effect.

(n)     No Default.  No Default, Event of Default or Termination Event has occurred and is continuing.

(o)     Reserved.

(p)     Adverse Selection. Seller has not selected the Transaction Mortgage Loans in a manner so as to adversely affect Buyer’s interests.

(q)     Litigation.  There are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings affecting Seller, Guarantor, or any of their respective Subsidiaries or affecting any of the Property of any of them before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Facility Documents or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim in an aggregate amount greater than $10,000,000, or (iii) which, individually or in the aggregate, if adversely determined, could be reasonably likely to have a Material Adverse Effect.

(r)     Margin Regulations.  The use of all funds acquired by Seller under this Agreement will not conflict with or contravene any of Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System as the same may from time to time be amended, supplemented or otherwise modified.

(s)     Taxes.  (i)  Seller, Guarantor and their respective Subsidiaries have timely filed all tax returns that are required to be filed by them and have timely paid all Taxes, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided, and (ii) there are no Liens for Taxes, except for statutory liens for Taxes not yet due and payable.

(t)     Investment Company Act.  Neither Seller nor any of its Subsidiaries is required to register under the Investment Company Act.

(u)     Repurchase Assets.

(i)     Seller has not assigned, pledged, or otherwise conveyed or encumbered any Repurchase Asset to any other Person, and immediately prior to the sale, transfer or pledge, as applicable, of such Repurchase Asset, the Seller was the sole owner of such Repurchase Asset and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the sale to Buyer hereunder.

(ii)    The provisions of this Agreement are effective to either constitute a sale of Repurchase Assets to Buyer or to create in favor of Buyer a valid security interest in all right, title and interest of Seller in, to and under the Repurchase Assets.

(v)     Chief Executive Office/Jurisdiction of Organization.  On the Effective Date, Seller’s chief executive office, is, and has been located at 3043 Townsgate Road, Westlake Village, CA 91361.  On the Effective Date, Seller’s jurisdiction of organization is Delaware.

(w)     Location of Books and Records.  The primary location where Seller keeps its books and records, including all computer tapes and records related to the Repurchase Assets is its chief executive office.

(x)     True and Complete Disclosure.  (a) The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of Seller or Guarantor to Buyer in connection with the negotiation, preparation or delivery of this Agreement and the other Facility Documents or included herein or therein or delivered pursuant hereto or thereto (other than with respect to the Mortgage Loans), when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.  All written information furnished after the date hereof by or on behalf of Seller or Guarantor to Buyer in connection with this Agreement and the other Facility Documents and the transactions contemplated hereby (other than with respect to the Mortgage Loans) and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified.  There is no fact known to a Responsible Officer of Seller or Guarantor, after due inquiry, that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Facility Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Buyer for use in connection with the transactions contemplated hereby or thereby.

(y)     ERISA.

(i)     No liability under Section 4062, 4063, 4064 or 4069 of ERISA has been or is expected by Seller to be incurred by Seller, Guarantor or any ERISA Affiliate thereof with respect to any Plan which is a Single-Employer Plan in an amount that could reasonably be expected to have a Material Adverse Effect.

(ii)     No Plan which is a Single-Employer Plan had an accumulated funding deficiency, whether or not waived, as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof, and no such plan which is subject to Section 412 of the Code failed to meet the requirements of Section 436 of the Code as of such last day.  Neither Seller, Guarantor nor any ERISA Affiliate thereof is subject to a Lien in favor of such a Plan as described in Section 430(k) of the Code or Section 303(k) of ERISA.

(iii)    Each Plan of Seller, Guarantor, each of its Subsidiaries and each of its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code, except where the failure to comply would not result in any Material Adverse Effect.

(iv)    Neither Seller, Guarantor nor any of their Subsidiaries has incurred a tax liability under Chapter 43 of the Code or a penalty under Section 502(i) of ERISA which has not been paid in full, except where the incurrence of such tax or penalty would not result in a Material Adverse Effect.

(v)    Neither Seller, Guarantor nor any of their Subsidiaries nor any ERISA Affiliate thereof has incurred or reasonably expects to incur any withdrawal liability under Section 4201 of ERISA as a result of a complete or partial withdrawal from a Multiemployer Plan in an amount that could reasonably be expected to have a Material Adverse Effect.

(z)     Agency Approvals.  With respect to each Agency Security, Seller has all Agency Approvals and Seller is approved as an issuer by the applicable Agency.  Seller is in good standing, with no event having occurred or Seller having any reason whatsoever to believe or suspect will occur, including, without limitation, a change in insurance coverage which would either make Seller unable to comply with the eligibility requirements for maintaining all such applicable Agency Approvals or require notification to the applicable Agency.

(aa)     Accepted Servicing Practices.  The Servicer has adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans and real estate of the same types as may from time to time constitute Mortgage Loans and in accordance with Accepted Servicing Practices.

(bb)     No Reliance.  Seller and Guarantor has each made its own independent decisions to enter into the Facility Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary.  Neither Seller nor Guarantor is relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

(cc)     Plan Assets.  Neither Seller nor Guarantor is an employee benefit plan as defined in Section 3 of  Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code, and the Purchased Assets and Repurchase Assets are not “plan assets” within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA, in Seller’s hands and transactions by or with Seller or Guarantor are not subject to any state or local statute regulating investments of, or fiduciary obligations with respect to governmental plans within the meaning of Section 3(32) of ERISA.

(dd)     Anti-Money Laundering Laws.  The operations of Seller and Guarantor are conducted and have been conducted in all material respects in compliance with the applicable anti-money laundering statutes of all jurisdictions to which Seller or Guarantor are subject and the rules and regulations thereunder, including the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA Patriot Act) (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Seller or Guarantor or any of their Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of Seller or Guarantor, threatened.

(ee)     No Prohibited Persons.  Neither Seller nor Guarantor, to the knowledge of Seller or Guarantor, any director, officer, agent or employee of Seller, Guarantor or any of its subsidiaries is an individual or entity (“Prohibited Person”) that is currently the subject of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC-Administered Sanctions”), nor is located, organized or resident in a country or territory that is the subject of OFAC-Administered Sanctions; and Seller and Guarantor will not directly or indirectly use the proceeds of the Transactions hereunder, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Prohibited Person, to fund activities of or business with any Prohibited Person, or in any country or territory, that at the time of such funding or facilitation, is the subject of OFAC-Administered Sanctions, or in a manner that would otherwise cause any Prohibited Person (including any Prohibited Person involved in the Transactions hereunder) to violate any OFAC-Administered Sanctions.

(ff)     Anti-Corruption Laws and Sanctions. Seller has implemented and maintains in effect policies and procedures designed to ensure compliance by Seller, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Seller, its Subsidiaries and their respective officers and directors and to the knowledge of Seller, its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in Seller being designated as a Sanctioned Person.  None of (a) to the knowledge of Seller, the Seller, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of Seller, any agent of Seller  or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

Section 13.     Covenants of Seller and Guarantor.On and as of the date of this Agreement and each Purchase Date and on each day until this Agreement is no longer in force, each of Seller and Guarantor covenants as follows:

(a)     Preservation of Existence; Compliance with Law.  Seller and Guarantor shall:

(i)      Preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business;

(ii)     Comply with the requirements of all applicable laws, rules, regulations and orders, whether now in effect or hereafter enacted or promulgated by any applicable Governmental Authority (including, without limitation, all environmental laws);

(iii)     Maintain all licenses, permits or other approvals necessary for Seller and Guarantor to conduct its business and to perform its obligations under the Facility Documents, and shall conduct its business strictly in accordance with applicable law;

(iv)     Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied;

(v)     Permit representatives of Buyer, upon reasonable notice (unless an Event of Default shall have occurred and is continuing, in which case, no prior notice shall be required), during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by Buyer; and

(vi)    maintain in effect and enforce policies and procedures designed to ensure compliance by Seller, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(b)     Taxes.  Seller, Guarantor and their respective Subsidiaries shall timely file all tax returns that are required to be filed by them and shall timely pay all Taxes due, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided.

(c)     Notice of Proceedings or Adverse Change.  Seller and Guarantor shall give notice to Buyer immediately after a responsible officer of Seller or Guarantor has any knowledge of:

(i)     the occurrence of any Default, Event of Default or Termination Event;

(ii)     any (a) event of default under any Indebtedness of Seller or Guarantor or (b) litigation, investigation, regulatory action or proceeding that is pending or threatened by or against Seller or Guarantor in any federal or state court or before any Governmental Authority which, if not cured or if adversely determined, would reasonably be expected to have a Material Adverse Effect or constitute a Default or Event of Default, and (c) any Material Adverse Effect with respect to Seller or Guarantor;

(iii)     any litigation or proceeding that is pending or threatened against (a) Seller or Guarantor in which the amount involved exceeds $10,000,000 and is not covered by insurance, or in which injunctive or similar relief (x) with respect to matters related to the Facility Documents, is sought, or (y) with respect to matters other than those related to an individual Mortgage Loan, is granted or obtained, or which, if adversely determined, would reasonably be expected to have a Material Adverse Effect and (b) any litigation or proceeding that is pending or threatened in connection with any of the Repurchase Assets, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(iv)     and, as soon as reasonably possible, notice of any of the following events:

(A)     any material change in the insurance coverage of Seller or Guarantor, with a copy of evidence of same attached;

(B)     any material change in accounting policies or financial reporting practices of Seller or Guarantor except as required by GAAP consistently applied;

(C)     promptly upon receipt of notice or knowledge of any Lien or security interest (other than security interests created hereby or under any other Facility Document) on, or claim asserted against, any of the Repurchase Assets;

(D)     any other event, circumstance or condition that has resulted, or has a possibility of resulting, in a Material Adverse Effect; and

(E)     any Securities Issuance Failure.

(v)     Promptly, but no later than two (2) Business Days after Seller or Guarantor receives any of the same, deliver to Buyer a true, complete, and correct copy of any schedule, report, notice, or any other document delivered to Seller or Guarantor by any Person pursuant to, or in connection with, any of the Repurchase Assets; and

(vi)     Promptly, but no later than two (2) Business Days after Seller or Guarantor receives notice of the same, any Transaction Mortgage Loan submitted for inclusion into an Agency Security and rejected by the Agency for inclusion in such Agency Security.

(d)     Financial Reporting.  Seller and Guarantor shall maintain a system of accounting established and administered in accordance with GAAP, and furnish to Buyer:

(i)     Within one hundred and twenty (120) days after the close of each fiscal year, Financial Statements, including consolidated statements of income and changes in shareholders’ equity of Seller and Guarantor for such year, and the related consolidated balance sheets as at the end of such year, all in reasonable detail and accompanied by an opinion of an accounting firm as to said consolidated financial statements;

(ii)     Within forty-five (45) days after the end of each calendar month, the unaudited consolidated balance sheets and statements of income of Seller and of Guarantor as at the end of such period and the related unaudited consolidated statements of income, retained earnings and of cash flows for Seller and for Guarantor for such period and the portion of the fiscal year through the end of such period, subject, however, to year-end adjustments;

(iii)     Simultaneously with the furnishing of each of the financial statements to be delivered pursuant to subsection (i)-(ii) above, or monthly upon Buyer’s request, a certificate in the form of Exhibit A to the Pricing Side Letter and certified by an executive officer of Seller and Guarantor;

(iv)     Reserved; and

(v)     Promptly, from time to time, such other information regarding the business affairs, operations and financial condition of Seller and Guarantor as Buyer may reasonably request.

(e)     Visitation and Inspection Rights.  Seller and Guarantor shall permit Buyer to inspect, and to discuss with Seller’s and Guarantor’s officers, agents and employees, the affairs, finances, and accounts of Seller and Guarantor, the Repurchase Assets, and Seller’s and Guarantor’s books and records, and to make abstracts or reproductions thereof and to duplicate, reduce to hard copy or otherwise use any and all computer or electronically stored information or data, in each case, (i) during normal business hours, (ii) upon reasonable notice (provided, that upon the occurrence of an Event of Default, no notice shall be required), and (iii) at the expense of the Seller or Guarantor to discuss with its officers, its affairs, finances, and accounts.

(f)     Reimbursement of Expenses.  On the date of execution of this Agreement, Seller shall reimburse Buyer for all expenses incurred by Buyer on or prior to such date subject to the Expense Cap.  From and after such date, Seller shall promptly reimburse Buyer for all expenses as the same are incurred by Buyer and within thirty (30) days of the receipt of invoices therefor.

(g)     Further Assurances.  Seller and Guarantor shall execute and deliver to Buyer all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that Buyer may reasonably request, in order to effectuate the transactions contemplated by this Agreement and the Facility Documents or, without limiting any of the foregoing, to grant, preserve, protect and perfect the validity and first-priority of the security interests created or intended to be created hereby.  Seller and Guarantor shall do all things necessary to preserve the Repurchase Assets so that they remain subject to a first priority perfected security interest hereunder.  Without limiting the foregoing, Seller and Guarantor will comply with all rules, regulations, and other laws of any Governmental Authority and cause the Repurchase Assets to comply with all applicable rules, regulations and other laws.  Neither Seller nor Guarantor will allow any default for which Seller or Guarantor is responsible to occur under any Repurchase Assets or any Facility Document and Seller and Guarantor shall fully perform or cause to be performed when due all of its obligations under any Repurchase Assets or the Facility Documents.

(h)     True and Correct Information.  All information, reports, exhibits, schedules, financial statements or certificates of Seller, Guarantor or any of their respective Affiliates thereof or any of their officers furnished to Buyer hereunder and during Buyer’s diligence of Seller and Guarantor are and will be true and complete in all material respects and will not omit to disclose any material facts necessary to make the statements therein or therein, in light of the circumstances in which they are made, not misleading.  All required financial statements, information and reports delivered by Seller or Guarantor to Buyer pursuant to this Agreement shall be prepared in accordance with GAAP, or in applicable, to SEC filings, the appropriate SEC accounting requirements.

(i)     ERISA Events.

(i)     Promptly upon becoming aware of the occurrence of any Event of ERISA Termination which together with all other Events of ERISA Termination occurring within the prior 12 months involve a payment of money by or a potential aggregate liability of Seller or Guarantor or any ERISA Affiliate thereof or any combination of such entities in excess of $500,000 Seller shall give Buyer a written notice specifying the nature thereof, what action Seller or Guarantor or any ERISA Affiliate thereof has taken and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(ii)     Promptly upon receipt thereof, Seller shall furnish to Buyer copies of (i) all notices received by Seller or Guarantor or any ERISA Affiliate thereof of the PBGC’s intent to terminate any Plan or to have a trustee appointed to administer any Plan; (ii) all notices received by Seller or Guarantor or any ERISA Affiliate thereof from the sponsor of a Multiemployer Plan pursuant to Section 4202 of ERISA involving a withdrawal liability in excess of $500,000; and (iii) all funding waiver requests filed by Seller or Guarantor or any ERISA Affiliate thereof with the Internal Revenue Service with respect to any Plan, the accrued benefits of which exceed the present value of the plan assets as of the date the waiver request is filed by more than $500,000, and all communications received by Seller or Guarantor or any ERISA Affiliate thereof from the Internal Revenue Service with respect to any such funding waiver request.

(j)     Financial Condition Covenants.  Without limiting any provision set forth in this Agreement, Seller shall comply with the following covenants:

(A)     Maintenance of Tangible Net Worth. Seller shall not permit the Tangible Net Worth of Seller and its Subsidiaries on a consolidated basis, computed as of the end of each calendar month, to be less than $200,000,000.

(B)     Maintenance of Ratio of Total Liabilities to Tangible Net Worth.  Seller shall not permit the ratio of Total Liabilities to Tangible Net Worth of Seller and its Subsidiaries on a consolidated basis to exceed 10:1 computed as of the end of each calendar month.

(C)     Maintenance of Profitability. Seller shall test its Net Income at the end of each calendar month and shall not permit its Net Income for more than one of any two successive calendar quarters to be less than $1.00.

(D)     Maintenance of Liquidity.  Seller shall have unencumbered Liquidity on the last Business Day of each calendar month in an amount that equals or exceeds $20,000,000.

(E)     Maintenance of Available Warehouse Facilities. Seller shall maintain at all times Available Warehouse Facilities from buyers and lenders other than Buyer such that the Available Warehouse Facility under the Agreement constitutes no more than fifty percent (50%) of Seller’s aggregate Available Warehouse Facilities.

(k)     Reserved.

(l)     No Adverse Selection.  Seller shall not select Mortgage Loans to be subject to Transactions hereunder using any type of adverse selection or other selection criteria which would adversely affect Buyer.

(m)     Insurance.  Seller shall continue to maintain Fidelity Insurance in an aggregate amount at least equal to the greatest minimum amount required by any Agency.  Seller shall maintain Fidelity Insurance in respect of its officers, employees and agents, with respect to any claims made in connection with all or any portion of the Repurchase Assets.  Seller shall notify Buyer of any material change in the terms of any such Fidelity Insurance.

(n)     Books and Records.  Seller shall, to the extent practicable, maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Repurchase Assets in the event of the destruction of the originals thereof), and keep and maintain or obtain, as and when required, all documents, books, records and other information reasonably necessary or advisable for the collection of all Repurchase Assets and Eligible Mortgage Loans.

(o)     Illegal Activities. Neither Seller nor Guarantor shall engage in any conduct or activity that could subject its assets to forfeiture or seizure.

(p)     Material Change in Business.  Neither Seller nor Guarantor shall make any material change in the nature of its business as carried on at the date hereof.

(q)     Limitation on Dividends and Distributions.  Following the occurrence and during the continuation of an Event of Default or if an Event of Default would result therefrom, neither Seller nor Guarantor shall make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity interest of Seller or Guarantor, whether now or hereafter outstanding, or make any other distribution or dividend in respect of any of the foregoing or to any shareholder or equity owner of Seller or Guarantor in respect of the foregoing, either directly or indirectly, whether in cash or property or in obligations of Seller or Guarantor or any of their respective consolidated Subsidiaries.

(r)     Disposition of Mortgage Loans; Liens.  Except as permitted by the Facility Documents, Seller shall not cause any of the Repurchase Assets  (including Transaction Mortgage Loans) and the Participation Certificates to be sold, pledged, assigned or transferred to the extent such sale, pledge, assignment or transfer would cause a default under the Facility Documents; nor shall Seller create, incur, assume or suffer to exist any mortgage, pledge, Lien, charge or other encumbrance of any nature whatsoever on any of the Repurchase Assets whether real, personal or mixed, now or hereafter owned, other than Liens in favor of Buyer or as permitted by the Facility Documents.

(s)     Transactions with Affiliates.  Seller shall not enter into any transaction, including, without limitation, the purchase, sale, lease or exchange of property or assets or the rendering or accepting of any service with any Affiliate, unless such transaction is (a) not otherwise prohibited in this Agreement, (b) in the ordinary course of Seller’s business, and (c) upon fair and reasonable terms no less favorable to Seller, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.

(t)     ERISA Matters.

(i)     Neither Seller nor Guarantor shall permit any event or condition which is described in any of clauses (i) through (viii) of the definition of “Event of ERISA Termination” to occur or exist with respect to any Plan or Multiemployer Plan if such event or condition, together with all other events or conditions described in the definition of Event of ERISA Termination occurring within the prior 12 months, involves the payment of money by or an incurrence of liability of Seller or Guarantor or any ERISA Affiliate thereof, or any combination of such entities in an amount in excess of $500,000.

(ii)     Neither Seller nor Guarantor shall be an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code and neither Seller nor Guarantor shall use “plan assets” within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA, to engage in this Agreement or the Transactions hereunder and transactions by or with Seller or Guarantor are not subject to any state or local statute regulating investments of, or fiduciary obligations with respect to governmental plans within the meaning of Section 3(32) of ERISA.

(u)     Consolidations, Mergers and Sales of Assets.  Seller shall not (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer all or substantially all of its assets to any other Person; provided that the Seller may merge or consolidate with another Person if Seller is the corporation surviving such merger.

(v)     Mortgage Loan Reports.  On the Reporting Date or with such greater frequency as requested by Buyer, Seller will furnish to Buyer monthly electronic Transaction Mortgage Loan performance data, including, without limitation, a Mortgage Loan Schedule that includes all data fields required by FHA, VA, USDA and Ginnie Mae, delinquency reports, pool analytic reports and static pool reports (i.e., delinquency, foreclosure and net charge-off reports), monthly representation and warranty claim reports, reports detailing repurchases and indemnifications and monthly stratification reports summarizing the characteristics of the Transaction Mortgage Loans.

(w)     Reserved.

(x)     Reserved.

(y)     Most Favored Status.  Seller and Guarantor agree that should Seller, Guarantor or any Affiliate thereof enter into a repurchase agreement or credit facility with any Person other than Buyer or an Affiliate of Buyer which by its terms provides more favorable terms to Buyer with respect to any guarantees or financial covenants, including without limitation covenants covering the same or similar subject matter set forth in Sections 13(j) and 13(q) hereof (a “More Favorable Agreement”), Seller and/or Guarantor shall provide notice to Buyer of such more favorable terms, and the terms of this Agreement shall be deemed automatically amended to include such more favorable terms contained in such More Favorable Agreement; provided, that in the event that such More Favorable Agreement is terminated, upon notice by Seller or Guarantor to Buyer of such termination, the original terms of this Agreement shall be deemed to be automatically reinstated. Seller and Guarantor agree to execute and deliver any new guarantees, agreements or amendments to this Agreement evidencing such provisions, provided that the execution of such amendment shall not be a precondition to the effectiveness of such amendment, but shall merely be for the convenience of the parties hereto.  Promptly upon Seller, Guarantor or any Affiliate thereof entering into a repurchase agreement or other credit facility with any Person other than Buyer and to the extent not publicly filed, Seller or Guarantor shall deliver to Buyer excerpts setting forth the relevant terms of such repurchase agreement, loan agreement, guaranty or other financing documentation.

(z)     Pooled Loans. Seller shall deliver to Buyer (i) copies of the relevant Pooling Documents (the originals of which shall have been delivered to the Agency) as Buyer may request from time to time and as required by the Custodial Agreement and (ii) the related Trade Assignment with respect to the related Pooled Loans. Seller shall arrange that all payments under the related Take-out Commitment with respect to such Pooled Loans shall be paid directly to the Securities Account or as otherwise directed by Buyer.  With respect to any Pooled Loans, the applicable Pooling Documents shall list the securities intermediary as the sole subscriber as set forth in the Joint Securities Account Control Agreement or such other party approved by Buyer, in Buyer’s sole discretion, and the related Agency Security shall be delivered to the Securities Account, subject to the Joint Securities Account Control Agreement.

(aa)     Take-out Payments. With respect to each Take-out Commitment, Seller shall arrange that all payments under the related Take-out Commitment shall be paid directly to Buyer at the account designated by Buyer in writing prior to such payment. With respect to any Agency Security, the applicable Pooling Documents shall list Buyer as sole subscriber, unless otherwise agreed to in writing by Buyer, in Buyer’s sole discretion, and the related Agency Security shall be delivered to Buyer.

(bb)     HUD; FHA; VA and USDA Approvals.

(i)     Seller is approved by Ginnie Mae as an approved issuer, Fannie Mae as an approved lender, Freddie Mac as an approved seller/servicer (as the case may be) and by FHA as an approved mortgagee and by VA as an approved VA lender and by USDA as an approved USDA lender, in each case in good standing (such collective approvals and conditions, “Agency Approvals”), with no event having occurred or Seller having any reason whatsoever to believe or suspect will occur prior to the issuance of the Agency Security, including without limitation a change in insurance coverage which would either make Seller unable to comply with the eligibility requirements for maintaining all such Agency Approvals or require notification to the relevant Agency or  to HUD, FHA, VA or USDA.  Should Seller, for any reason, cease to possess all such Agency Approvals, or should notification to the relevant Agency or to HUD, FHA, VA or USDA be required, Seller shall so notify Buyer immediately in writing.  Notwithstanding the preceding sentence, Seller shall take all necessary action to maintain all of its Agency Approvals at all times during the term of this Agreement and each outstanding Transaction.  Seller has adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Transaction Mortgage Loans and in accordance with Accepted Servicing Practices;

(ii)     Seller shall cooperate and do all things deemed necessary or appropriate by Buyer to effectuate the steps as contemplated in this Section 13(bb).

(cc)      Use of Proceeds. Seller will not request any Transaction, and Seller shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Transaction (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (C) in any manner that would result in the violation of  any Sanctions applicable to any party hereto.

Section 14.     Events of Default.

If any of the following events (each an “Event of Default”) occur, Seller and Buyer shall have the rights set forth in Section 15 hereof, as applicable:

(a)     Payment Default.  Seller shall (i) default in the payment of Price Differential, fees or Expenses and such default shall not be remedied within one (1) Business Day, (ii) fail to repurchase Purchased Assets when required by this Agreement or (iii) fail to satisfy a Margin Deficit when due; or

(b)     Representation and Warranty Breach.  Any representation, warranty or certification made or deemed made herein or in any other Facility Document by Seller or Guarantor or any certificate furnished to Buyer pursuant to the provisions hereof or thereof or any information with respect to the Transaction Mortgage Loans furnished in writing by on behalf of Seller and Guarantor shall prove to have been untrue or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Schedule 1, which shall be considered solely for the purpose of determining the Asset Value of the Participation Certificates; unless (i)  Seller or Guarantor shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made; or (ii) any such representations and warranties have been determined in good faith by Buyer in its sole discretion to be materially false or misleading on a regular basis); or

(c)     Immediate Covenant Default.  The failure of Seller or Guarantor to perform, comply with or observe any term, covenant or agreement applicable to Seller or Guarantor contained in any of Sections 13(a)  (Preservation of Existence; Compliance with Law), (h) (True and Correct Information) to the extent relied upon by Buyer and, as determined by Buyer in its good faith discretion, materially and adversely affecting the Buyer’s decisions, (o) (Illegal Activities), (p) (Material Change in Business), (q) (Limitations on Dividends and Distributions), (r) (Disposition of Mortgage Loans; Liens), (s) (Transactions with Affiliates), (t) (ERISA Matters), (u) (Consolidations, Mergers and Sales of Assets), (bb) (HUD; FHA; VA and USDA Approvals), (cc) (Use of Proceeds); or

(d)     Covenant Defaults.  The failure of Seller or Guarantor to perform, comply with or observe any term, covenant or agreement applicable to Seller or Guarantor, contained in this Agreement (and not identified in clause (c) of Section 14) or any other Facility Document, and if such default shall be capable of being remedied, and such failure to observe or perform shall continue unremedied for a period of five (5) Business Days following Seller’s receipt of notice or knowledge thereof; or

(e)     Judgments.  A judgment or judgments for the payment of money in the aggregate in excess of $10,000,000 shall be rendered against Seller, Guarantor or any of their respective Affiliates by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof, and neither Seller, Guarantor nor any such Affiliate shall, within said period of thirty (30) days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(f)     Cross-Default. Neither Seller or Guarantor nor any of Seller’s or Guarantor’s Affiliates shall be in default under (A)(i) any Indebtedness, in the aggregate, in excess of $1,000,000, of Seller or of Guarantor or of such Affiliate to Buyer which default (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness, or (ii) any other contract to which Seller or Guarantor or such Affiliate and Buyer are parties which default (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such contract, (B) any Indebtedness, in the aggregate, in excess of $10,000,000 of Seller or of Guarantor or of such Affiliate which default (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness, (C) the ISDA, (D) the MSFTA, or (E) other additional credit agreements as my be entered into by the parties to this Agreement; or

(g)     Insolvency Event.  An Insolvency Event shall have occurred with respect to Seller, Guarantor or any Affiliate thereof; or

(h)     Enforceability.  For any reason (i) this Agreement at any time shall not be in full force and effect in all material respects or shall not be enforceable in all material respects in accordance with its terms, or (ii) any Lien granted pursuant hereto shall fail to be perfected and of first priority, or (iii) Seller, Guarantor or an Affiliate thereof shall contest the validity, enforceability, perfection or priority of any Lien granted pursuant hereto, or (iv) any Person (other than Buyer, Seller, Guarantor or an Affiliate thereof) shall contest the validity, enforceability, perfection or priority of any Lien granted pursuant hereto and such contest has not been dismissed, rescinded, revoked or terminated within five (5) Business Days thereof, and, after such five (5) Business Day period, Buyer has demanded repayment of the Repurchase Price outstanding hereunder, and Seller has failed to repay such Repurchase Price within one (1) Business Day after demand therefor; or

(i)     Liens.  Seller shall grant, or suffer to exist, any Lien on any Repurchase Asset (except any Lien in favor of Buyer or pursuant to the Facility Documents); provided however, Seller may cure such breach within one (1) Business Day after receiving notice of such Liens by repurchasing all such affected Repurchase Assets; or

(j)     Material Adverse Effect.  A Material Adverse Effect shall occur as determined by Buyer in its good faith discretion; or

(k)     Servicer Resignation. Servicer provides notice of intent to resign or is terminated as Servicer of the Transaction Mortgage Loans; or

(l)     ERISA.  (i)  Seller or Guarantor or ERISA Affiliate shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any material “accumulated funding deficiency” (as defined in Section 304 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of Seller or Guarantor or any ERISA Affiliate, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Buyer, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Plan shall terminate for purposes of Title IV of ERISA, (v)  Seller or Guarantor or any ERISA Affiliate shall, or in the reasonable opinion of Buyer is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(m)     Change in Control.  A Change in Control of Seller or Guarantor shall have occurred without Buyer’s prior written consent; or

(n)     Going Concern.  Any Seller’s or Guarantor’s audited financial statements or notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of any Seller, Guarantor or any Affiliate as a “going concern” or reference of similar import; or

(o)     Securities Issuance Failure. A Securities Issuance Failure shall have occurred, which has not been cured within one (1) Business Day; or

(p)     Inability to Perform.  An officer of Seller or Guarantor shall admit its inability to, or its intention not to, perform any of Seller’s or Guarantor’s Obligations; or

(q)     Guarantor Breach.  A breach by Guarantor of any material representation, warranty or covenant set forth in the Guaranty or any other Facility Document, any “event of default” by Guarantor under the Guaranty, any repudiation of the Guaranty by the Guarantor, any termination of the Guaranty or if the Guaranty is not enforceable against the Guarantor; or

(r)     Document Breach.  An event of default shall have occurred and shall be continuing under any Facility Document (other than this Agreement); or

(s)     Reserved; or

(t)     Termination Event.  A Termination Event shall have occurred; or

(u)     Custodian.  The Custodian fails to maintain its good standing under the applicable Agency Guide, FHA Regulations, VA Regulations or USDA Regulations and is not replaced in accordance with the Custodial Agreement.

Section 15.     Remedies.

(a) If an Event of Default occurs with respect to Seller or Guarantor, the following rights and remedies are available to Buyer; provided, that an Event of Default shall be deemed to be continuing unless expressly waived by Buyer in writing.

(i)     At the option of Buyer, exercised by written notice to Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Insolvency Event of Seller or Guarantor), the Repurchase Date for each Transaction hereunder, if it has not already occurred, shall be deemed immediately to occur.  Buyer shall (except upon the occurrence of an Insolvency Event of Seller or Guarantor) give notice to Seller of exercise of such option as promptly as practicable.

(ii)     If Buyer exercises or is deemed to have exercised the option referred to in subsection (a)(i) of this Section,

(A)     any or all of Seller’s obligations in such Transactions to repurchase all Purchased Assets and Repurchase Assets, at the Repurchase Price therefor on the Repurchase Date determined in accordance with subsection (a)(i) of this Section, (1) shall thereupon become immediately due and payable, (2) all Income paid after such exercise or deemed exercise shall be retained by Buyer and applied to the aggregate unpaid Repurchase Price and any other amounts owed by Seller hereunder, and (3) the Seller shall immediately deliver to Buyer any Transaction Mortgage Loans and Repurchase Assets subject to such Transactions then in such Seller’s possession or control;

(B)     to the extent permitted by applicable law, the Repurchase Price with respect to each such Transaction shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the date of the exercise or deemed exercise of such option to but excluding the date of payment of the Repurchase Price as so increased, (x) the Post-Default Rate in effect following an Event of Default to (y) the Repurchase Price for such Transaction as of the Repurchase Date as determined pursuant to subsection (a)(i) of this Section (decreased as of any day by (i) any amounts actually in the possession of Buyer pursuant to clause (C) of this subsection, and (ii) any proceeds from the sale of Transaction Mortgage Loans and Repurchase Assets applied to the Repurchase Price pursuant to subsection (a)(iv) of this Section; and

(C)     all Income actually received by Buyer pursuant to Section 5 hereof shall be applied to the aggregate unpaid Obligations owed by Seller;

(D)     Buyer may at its option cause the Participation Certificate to be canceled in exchange for assignment and delivery to Buyer by the Custodian of the entire Pooled Loan Ownership Interest, provided that, the rights and remedies conferred under such Participation Certificate and this Agreement shall continue to be effective in determining the rights of Buyer (or other holder of the Participation Certificate) to receive the benefit of any required payments derived from the Pooled Loan.

(iii)     Upon the occurrence of one or more Events of Default, Buyer shall have the right to obtain physical possession of all files of Seller relating to the Transaction Mortgage Loans and the Repurchase Assets and all documents relating to the Transaction Mortgage Loans and the Repurchase Assets which are then or may thereafter come in to the possession of Seller or any third party acting for Seller and Seller shall deliver to Buyer such assignments as Buyer shall request.  Buyer shall be entitled to specific performance of all agreements of Seller contained in Facility Documents.

(iv)     At any time on the Business Day following notice to Seller (which notice may be the notice given under subsection (a)(i) of this Section), in the event Seller has not repurchased all Transaction Mortgage Loans and Repurchase Assets, Buyer may (A) immediately sell, without demand or further notice of any kind, at a public or private sale and at such price or prices as Buyer may deem satisfactory any or all Transaction Mortgage Loans and the Repurchase Assets subject to such Transactions hereunder and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by Seller hereunder or (B) in its sole discretion elect, in lieu of selling all or a portion of such Transaction Mortgage Loans or Repurchase Assets, to give Seller credit for such Transaction Mortgage Loans and the Repurchase Assets in an amount equal to the Market Value of the Transaction Mortgage Loans or Repurchase Assets, as applicable, against the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder.  The proceeds of any disposition of Transaction Mortgage Loans and the Repurchase Assets shall be applied as determined by Buyer in its sole discretion.

(v)     Seller shall be liable to Buyer for (i) the amount of all reasonable legal or other expenses (including, without limitation, all costs and expenses of Buyer in connection with the enforcement of this Agreement or any other agreement evidencing a Transaction, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, further including, without limitation, the reasonable fees and expenses of counsel (including the costs of internal counsel of Buyer) incurred in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.

(vi)     Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.

(b)     Seller recognizes that the market for the Repurchase Assets may not be liquid and as a result it may not be possible for Buyer to sell all of the Repurchase Assets in connection therewith on a particular Business Day, or in a transaction with the same purchaser, or in the same manner.  In view of the nature of the Repurchase Assets, Seller agrees that liquidation of any Repurchase Asset in connection therewith may be conducted in a private sale.  Seller acknowledges and agrees that any such private sale may result in prices and other terms less favorable to Buyer than if such sale were a public sale, and notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner.  The Seller further agrees that it would not be commercially unreasonable for Buyer to dispose of any Repurchase Asset by using internet sites that provide for the auction or sale of assets similar to the Repurchase Assets, or that have the reasonable capability of doing so, or that match buyers and sellers of assets.

(c)     Seller further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to Buyer, that Buyer has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against Seller, and Seller hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for defense that no Event of Default has occurred hereunder.

(d)     Buyer may exercise one or more of the remedies available hereunder immediately upon the occurrence of an Event of Default and at any time thereafter without notice to Seller.  All rights and remedies arising under this Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Buyer may have.

(e)     Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process.  Seller also waives any defense (other than a defense of payment or performance) Seller might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Repurchase Assets, or from any other election of remedies.  Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(f)     To the extent permitted by applicable law, Seller shall be liable to Buyer for interest on any amounts owing by Seller hereunder, from the date Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full by Seller or (ii) satisfied in full by the exercise of Buyer’s rights hereunder.  Interest on any sum payable by Seller to Buyer under this paragraph 15(f) shall be at a rate equal to the Post-Default Rate.

(g)     Without limiting the rights of Buyer hereto to pursue all other legal and equitable rights available to Buyer for Seller’s failure to perform its obligations under this Agreement, Seller acknowledges and agree that the remedy at law for any failure to perform obligations hereunder would be inadequate and Buyer shall be entitled to specific performance, injunctive relief, or other equitable remedies in the event of any such failure. The availability of these remedies shall not prohibit Buyer from pursuing any other remedies for such breach, including the recovery of monetary damages.

(h)     Seller agrees that, following an Event of Default, it shall cooperate with the Buyer to name the Buyer or its designee as the mortgagee of record on FHA Connection and VA and USDA electronic registration systems.

Section 16.     Termination Event.

If one of the following events (a “Termination Event”) occurs, Buyer shall have the right to immediately terminate the Servicer and refuse to fund additional Transactions:

(i)      An Event of Default under the Facility Documents;

(ii)     Servicer materially breaches or fails to comply with the Agency servicing requirements or requirements of Section 18 hereof;

(iii)    any investigation or non-routine audit of Servicer is initiated by any Governmental Authority, any trade association or consumer advocacy group relating to the acquisition, sale or servicing of Mortgage Loans by Servicer or the business operations of Servicer which results in a material and adverse finding;

(iv)     Servicer ceases to be an approved servicer for Freddie Mac, Fannie Mae, Ginnie Mae, HUD, VA or USDA;

(v)      Servicer is subject to FHA, HUD, VA or USDA fees or penalties which have not been paid or is subject to a set-off by any of FHA, HUD, VA or USDA, in either case, which is not paid within the required timeframe of the applicable Governmental Authority.

Section 17.     Indemnification and Expenses.

(a)     Seller agrees to hold Buyer, and its Affiliates and their officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any

Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind (including reasonable fees of counsel) which may be imposed on, incurred by or asserted against such Indemnified Party (collectively, “Costs”), relating to or arising out of this Agreement, any other Facility Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any other Facility Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than the Indemnified Party’s gross negligence or willful misconduct.  Without limiting the generality of the foregoing, Seller agrees to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Repurchase Assets relating to or arising out of any taxes incurred or assessed in connection with the ownership of the Repurchase Assets, that, in each case, results from anything other than the Indemnified Party’s gross negligence or willful misconduct.  In any suit, proceeding or action brought by an Indemnified Party in connection with any Repurchase Asset for any sum owing thereunder, or to enforce any provisions of any Repurchase Asset, Seller will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by any Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from any Seller.  Seller also agrees to reimburse an Indemnified Party as and when billed by such Indemnified Party for all the Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of Buyer’s rights under this Agreement, any other Facility Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel.

(b)     Seller agrees to pay as and when billed by Buyer all of the reasonable out-of-pocket costs and expenses incurred by Buyer in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement, any other Facility Document or any other documents prepared in connection herewith or therewith.  Seller agrees to pay as and when billed by Buyer all of the reasonable out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including without limitation filing fees and all the reasonable fees, disbursements and expenses of counsel to Buyer which amount shall be deducted from the Purchase Price paid for the first Transaction hereunder.  Subject to the limitations set forth in Section 20 hereof, Seller agrees to pay Buyer all the reasonable due diligence, inspection, testing and review costs and expenses incurred by Buyer with respect to Transaction Mortgage Loans submitted by Seller to become subject to a Transaction under this Agreement, including, but not limited to, those out-of-pocket costs and expenses incurred by Buyer pursuant to Sections 17(b) and 20 hereof.

(c)     The obligations of Seller and Guarantor from time to time to pay the Repurchase Price, the Periodic Advance Repurchase Payments, and all other amounts due under this Agreement shall be full recourse obligations of Seller and Guarantor.

Section 18.     Servicing.

(a)  Seller, on Buyer’s behalf, shall contract with Servicer to, or if Seller is the Servicer, such Seller shall service the Transaction Mortgage Loans consistent with the degree of skill and care that such Seller customarily requires with respect to similar Mortgage Loans owned or managed by it and in accordance with Accepted Servicing Practices. Seller as Servicer shall service the Transaction Mortgage Loans in accordance with the Accepted Servicing Practices and the requirements set forth in this Section 18. The Servicer shall (i) comply with all applicable Federal, State and local laws and regulations, (ii) maintain all state and federal licenses necessary for it to perform its servicing responsibilities hereunder, including all Agency Approvals, (iii) not impair the rights of Buyer in any Transaction Mortgage Loans or any payment thereunder and (iv) have adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Mortgage Loans and in accordance with Accepted Servicing Practices.  Buyer may terminate the servicing of any Transaction Mortgage Loan with the then existing servicer in accordance with Section 18(d) hereof.

(b)     Seller shall cause the Servicer to hold or cause to be held all escrow funds collected by Seller with respect to any Transaction Mortgage Loans in trust accounts and shall apply the same for the purposes for which such funds were collected.

(c)     Seller shall cause the Servicer to service the Transaction Mortgage Loans on behalf of Buyer in accordance with the Agency Guide and Accepted Servicing Practices.

(d)     Upon the occurrence of an Event of Default hereunder or a Termination Event, Buyer shall have the right to immediately terminate the Servicer’s right to service the Transaction Mortgage Loans without payment of any penalty or termination fee.  Seller shall cooperate in transferring the servicing of the Transaction Mortgage Loans to a successor servicer appointed by Buyer in its sole discretion. For the avoidance of doubt any termination of the Servicer’s rights to service by the Buyer as a result of an Event of Default or a Termination Event shall be deemed part of an exercise of the Buyer’s rights to cause the liquidation, termination or acceleration of this Agreement.

(e)     If Seller should discover that, for any reason whatsoever, any entity responsible to Seller by contract for managing or servicing any such Transaction Mortgage Loan has failed to perform fully Seller’s obligations under the Facility Documents or any of the obligations of such entities with respect to the Transaction Mortgage Loans, Seller shall promptly notify Buyer.

(f)     Should Servicer, for any reason, cease to possess all such Agency Approvals, or should notification to the Agency or, to HUD, FHA, VA or USDA be required with respect to any non-compliance or breach, Servicer shall so notify Seller and Buyer immediately in writing.  Notwithstanding the preceding sentence, Servicer shall take all necessary action to maintain all of its Agency Approvals at all times during the term of this Agreement and each outstanding Transaction.  Servicer shall service all Mortgage Loans in accordance with the FHA Regulations, VA Regulations or USDA Regulations, as applicable.

(g)     For the avoidance of doubt, Seller retains no economic rights to the servicing of the Transaction Mortgage Loans; provided that Seller shall cause Servicer to service the Transaction Mortgage Loans hereunder as part of its Obligations hereunder.  As such, Seller expressly acknowledges that the Transaction Mortgage Loans that are sold or pledged to Buyer are sold or owned on a “servicing released” basis with such servicing retained by the Servicer.

Section 19.     Reserved.

Section 20.     Due Diligence.

Seller and Guarantor acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Transaction Mortgage Loans and Seller and Guarantor, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Seller and Guarantor agrees that (a) upon reasonable prior notice to Seller and Guarantor unless an Event of Default shall have occurred, in which case no notice is required, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of the Mortgage Loan Files and any and all documents, records, agreements, instruments or information relating to such Transaction Mortgage Loans (the “Due Diligence Documents”) in the possession or under the control of Seller and/or Guarantor and/or the Custodian, or (b) upon request, Seller or Guarantor shall create and deliver to Buyer within five (5) Business Days of such request, an electronic copy on CD or DVD, in a format acceptable to Buyer, of such Due Diligence Documents as Buyer may request.  Seller and Guarantor also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Loan Files, Transaction Mortgage Loans.  Without limiting the generality of the foregoing, Seller and Guarantor acknowledges that Buyer may purchase Purchased Assets and enter into Transactions with respect to Transaction Mortgage Loans based solely upon the information provided by Seller or Guarantor to Buyer in the Mortgage Loan Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Transaction Mortgage Loans subject to a Transaction, including, without limitation, ordering broker’s price opinions, new credit reports and new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to acquire such Transaction Mortgage Loans, as well as used to originate such Transaction Mortgage Loan, as well as reviews of claim history and files with FHA, VA and USDA and verification of FHA Mortgage Insurance in place, VA Loan Guaranty Agreement in place and USDA Guaranty in place. In addition, such due diligence may include, but is not be limited to (i) a review of the Servicer’s compliance with FHA, VA, USDA, Fannie Mae or Freddie Mac mandated servicing and loss mitigation timelines, first legal action requirements and timelines, (ii) re-verification of debenture rates, conveyance timelines and Part A and Part B claim filing timelines as well as accuracy of such claims (iii) monitoring and reporting on losses, including curtailments, servicing advance reimbursements and claim status, (iv) reconciliation of FHA Insurance, VA Guarantee or USDA Guarantee payments, (v) analysis of any losses related to claim denial, and (vi) verification of the data on the funding file and, as necessary. The results of all such due diligence will be shared with the Seller. Such due diligence may also include corporate level due diligence of the Seller and Servicer, Such due diligence may be performed by a third party on behalf of the Buyer subject to such third party executing the Buyer’s standard form of Non-Disclosure Agreement.

Buyer may underwrite such Transaction Mortgage Loans itself or engage a mutually agreed upon third party underwriter to perform such underwriting.  Each of Seller and Guarantor agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Transaction Mortgage Loans in the possession, or under the control, of Seller and/or Guarantor.  Seller and Guarantor further agrees that Seller or Guarantor shall pay all out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 20, such amount not to exceed the Due Diligence Cap per calendar year, unless an Event of Default shall have occurred and be continuing, in which case such limit shall not apply.

Section 21.     Assignability.

(a)     The rights and obligations of the parties under this Agreement and under any Transaction shall not be assigned by Seller without the prior written consent of Buyer.  Subject to the foregoing, this Agreement and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.  Nothing in this Agreement express or implied, shall give to any Person, other than the parties to this Agreement and their successors hereunder, any benefit of any legal or equitable right, power, remedy or claim under this Agreement. Buyer may from time to time assign all or a portion of its rights and obligations under this Agreement and the Facility Documents pursuant to an executed assignment and acceptance by Buyer and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned, and upon ten (10) calendar days’ prior notice to Seller with respect to any such assignment to an assignee that is not an affiliate of Buyer; provided that the failure to give such notice shall not affect the validity and enforceability of such assignment.  Upon such assignment, (a) such assignee shall be a party hereto and to each Facility Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Buyer hereunder, and (b) Buyer shall, to the extent that such rights and obligations have been so assigned by it be released from its obligations hereunder and under the Facility Documents.  Unless otherwise stated in the Assignment and Acceptance, Seller shall continue to take directions solely from Buyer unless otherwise notified by Buyer in writing.  Buyer may distribute to any prospective assignee any document or other information delivered to Buyer by Seller.

(b)     Buyer may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Agreement, upon ten (10) calendar days’ prior notice to Seller with respect to any participation sold to a purchaser or participant that is not an affiliate of Buyer; provided that the failure to give such notice shall not affect the validity and enforceability of such sale of participations and provided further, however, that (i) Buyer’s obligations under this Agreement shall remain unchanged, (ii) Buyer shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) Seller shall continue to deal solely and directly with Buyer in connection with Buyer’s rights and obligations under this Agreement and the other Facility Documents except as provided in Section 7 hereof. Participants shall have the same benefits as the Buyer with respect to yield protection and increased cost provisions.  Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Buyer from which it purchased its participation would be required as described in this Agreement.

(c)     Buyer may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 21, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to Seller or any of its Subsidiaries or to any aspect of the Transactions that has been furnished to Buyer by or on behalf of Seller or any of its Subsidiaries; provided that such assignee or participant agrees to hold such information subject to the confidentiality provisions of this Agreement.

(d)     In the event Buyer assigns all or a portion of its rights and obligations under this Agreement, the parties hereto agree to negotiate in good faith an amendment to this Agreement to add agency provisions similar to those included in repurchase agreements for similar syndicated repurchase facilities.

Section 22.     Transfer and Maintenance of Register.

(a)     Subject to acceptance and recording thereof pursuant to paragraph (b) of this Section 22, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of Buyer under this Agreement.  Any assignment or transfer by Buyer of rights or obligations under this Agreement that does not comply with this Section 22 shall be treated for purposes of this Agreement as a sale by such Buyer of a participation in such rights and obligations in accordance with Section 22(b) hereof.

(b)     Seller shall maintain a register (the “Register”) on which it will record Buyer’s rights hereunder, and each Assignment and Acceptance and participation.  The Register shall include the names and addresses of Buyer (including all assignees, successors and participants) and the percentage or portion of such rights and obligations assigned.  Failure to make any such recordation, or any error in such recordation shall not affect Seller’s obligations in respect of such rights.  If Buyer sells a participation in its rights hereunder, it shall provide Seller, or maintain as agent of Seller, the information described in this paragraph and permit Seller to review such information as reasonably needed for Seller to comply with its obligations under this Agreement or under any applicable Requirement of Law.

Section 23.     Tax Treatment.

Each party to this Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes, to treat each Transaction as indebtedness of Seller that is secured by the Purchased Assets and Repurchase Assets and that the Purchased Assets and Repurchase Assets are owned by Seller in the absence of a Default by Seller.  All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

Section 24.     Set-Off.

(a)     In addition to any rights and remedies of Buyer hereunder and by law, on the occurrence of an Event of Default, the Buyer shall have the right, without prior notice to Seller and Guarantor, any such notice being expressly waived by Seller and Guarantor to the extent permitted by applicable law, to set-off and appropriate and apply against any obligation from Seller, Guarantor or any Affiliate thereof to Buyer or any of its Affiliates any and all deposits

(general or special, time or demand, provisional or final), in any currency, and any other obligation (including to return excess margin), credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by or due from Buyer or any Affiliate thereof to or for the credit or the account of Seller, Guarantor or any Affiliate thereof.  Buyer agrees promptly to notify Seller and Guarantor after any such set-off and application made by Buyer; provided that the failure to give such notice shall not affect the validity of such set-off and application.

(b)     Buyer shall at any time have the right, in each case until such time as Buyer determines otherwise, to retain, to suspend payment or performance of, or to decline to remit, any amount or property that Buyer would otherwise be obligated to pay, remit or deliver to Seller or Guarantor hereunder if an Event of Default or Default has occurred with respect to Seller or Guarantor.

Section 25.     Terminability.

Each representation and warranty made or deemed to be made by entering into a Transaction, herein or pursuant hereto shall survive the making of such representation and warranty, and Buyer shall not be deemed to have waived any Default that may arise because any such representation or warranty shall have proved to be false or misleading, notwithstanding that Buyer may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time the Transaction was made.  The obligations of Seller under Section 16 hereof shall survive the termination of this Agreement.

Section 26.     Notices and Other Communications.

Except as otherwise expressly permitted by this Agreement, all notices, requests and other communications provided for herein (including without limitation any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including without limitation by telecopy or electronic mail) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof or thereof); or, as to any party, at such other address as shall be designated by such party in a written notice to each other party.  Except as otherwise provided in this Agreement and except for notices given under Section 3 hereof (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by telecopy or electronic mail or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.  In all cases, to the extent that the related individual set forth in the respective “Attention” line is no longer employed by the respective Person, such notice may be given to the attention of a Responsible Officer of the respective Person or to the attention of such individual or individuals as subsequently notified in writing by a Responsible Officer of the respective Person.

Section 27.     Entire Agreement; Severability; Single Agreement.

(a)     This Agreement, together with the Facility Documents, constitute the entire understanding between Buyer and Seller with respect to the subject matter they cover and shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions involving Repurchase Assets.  By acceptance of this Agreement, Buyer and Seller acknowledge that they have not made, and are not relying upon, any statements, representations, promises or undertakings not contained in this Agreement.  Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

(b)     Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and that each has been entered into in consideration of the other Transactions.  Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder and (ii)  that payments, deliveries, and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Transactions hereunder.

Section 28.     GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

Section 29.     SUBMISSION TO JURISDICTION; WAIVERS.

BUYER AND EACH OF THE SELLER PARTIES EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(a)     SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER FACILITY DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(b)     CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c)     AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH BUYER SHALL HAVE BEEN NOTIFIED;

(d)     AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION; AND

(e)     BUYER AND EACH SELLER PARTY HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER FACILITY DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 30.     No Waivers, etc.

No failure on the part of Buyer to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Facility Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Facility Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The remedies provided herein are cumulative and not exclusive of any remedies provided by law.  An Event of Default and Termination Event shall each be deemed to be continuing unless expressly waived by Buyer in writing.

Section 31.     Reserved.

Section 32.     Reserved.

Section 33.     Confidentiality.

(a)  Seller and Guarantor hereby acknowledge and agree that all written or computer-readable information provided by Buyer to Seller or Guarantor regarding the terms set forth in any of the Facility Documents or the Transactions contemplated thereby (the “Confidential Terms”) shall be kept confidential and shall not be divulged to any third party without the prior written consent of Buyer except to the extent that (i) it is necessary to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies or regulatory bodies or in order to comply with any applicable federal or state laws, or (ii) any of the Confidential Terms are in the public domain other than due to a breach of this covenant.  Notwithstanding the foregoing or anything to the contrary contained herein or in any other Facility Document, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment of the Transactions, any fact relevant to understanding the federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that neither Seller nor Guarantor may disclose the name of or identifying information with respect to Buyer or any pricing terms (including, without limitation, the Pricing Rate, Purchase Price Percentage and Purchase Price) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the federal, state and local tax treatment of the Transactions and is not relevant to understanding the federal, state and local tax treatment of the Transactions, without the prior written consent of Buyer. The provisions set forth in this Section 33 shall survive the termination of this Agreement.

(b)     Notwithstanding anything in this Agreement to the contrary, Seller and Guarantor shall comply with all applicable local, state and federal laws, including, without limitation, all privacy and data protection law, rules and regulations that are applicable to the Purchased Assets and/or any applicable terms of this Agreement (the “Confidential Information”).  Seller and Guarantor understands that the Confidential Information may contain “nonpublic personal information”, as that term is defined in Section 509(4) of the Gramm-Leach-Bliley Act (the “GLB Act”), and Seller and Guarantor agrees to maintain such nonpublic personal information that it receives hereunder in accordance with the GLB Act and other applicable federal and state privacy laws.  Seller and Guarantor shall implement such physical and other security measures as shall be necessary to (a) ensure the security and confidentiality of the “nonpublic personal information” of the “customers” and “consumers” (as those terms are defined in the GLB Act) of Buyer or any Affiliate of Buyer which Buyer holds (b) protect against any threats or hazards to the security and integrity of such nonpublic personal information, and (c) protect against any unauthorized access to or use of such nonpublic personal information. Seller and Guarantor shall, at a minimum establish and maintain such data security program as is necessary to meet the objectives of the Interagency Guidelines Establishing Standards for Safeguarding Customer Information as set forth in the Code of Federal Regulations at 12 C.F.R. Parts 30, 208, 211, 225, 263, 308, 364, 568 and 570.  Upon request, Seller and Guarantor will provide evidence reasonably satisfactory to allow Buyer to confirm that Seller and Guarantor have satisfied its obligations as required under this Section.  Without limitation, this may include Buyer’s review of audits, summaries of test results, and other equivalent evaluations of Seller and Guarantor.  Seller and Guarantor shall notify Buyer immediately following discovery of any breach or compromise of the security, confidentiality, or integrity of nonpublic personal information of the customers and consumers of Buyer or any Affiliate of Buyer provided directly to Seller and Guarantor by Buyer or such Affiliate.  Seller and Guarantor shall provide such notice to Buyer by personal delivery, by facsimile with confirmation of receipt, or by overnight courier with confirmation of receipt to the applicable requesting individual.

Section 34.     Intent.

(a)     The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended, a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended, and a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code, that all payments hereunder are deemed “margin payments” or “settlement payments” as defined in Title 11 of the United States Code, and that the pledge of the Repurchase Assets constitutes “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A), 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code.  Seller and Buyer further recognize and intend that this Agreement is an agreement to provide financial accommodations and is not subject to assumption pursuant to Bankruptcy Code Section 365(a).

(b)     Buyer’s right to liquidate the Transaction Mortgage Loans and Repurchase Assets delivered to it in connection with the Transactions hereunder or to accelerate or terminate this Agreement or otherwise exercise any other remedies pursuant to Section 15 hereof is a contractual right to liquidate, accelerate or terminate such Transaction as described in Bankruptcy Code Sections 555 and 561; any payments or transfers of property made with respect to this

Agreement or any Transaction to satisfy a Margin Deficit shall be considered a “margin payment” as such term is defined in Bankruptcy Code Section 741(5).

(c)     The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d)     It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(e)     Each party agrees that this Agreement is intended to create mutuality of obligations among the parties, and as such, the Agreement constitutes a contract which (i) is between all of the parties and (ii) places each party in the same right and capacity.

Section 35.     Disclosure Relating to Certain Federal Protections.

The parties acknowledge that they have been advised that:

(a)     in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b)     in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

(c)     in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

Section 36.     Conflicts.In the event of any conflict between the terms of this Agreement, any other Facility Document, the documents shall control in the following order of priority: first, the terms of this Agreement shall prevail, and then the terms of the Facility Documents shall prevail.

Section 37.     Authorizations.

Any of the persons whose signatures and titles appear on Schedule 2 are authorized, acting singly, to act for Seller, Guarantor or Buyer, as the case may be, under this Agreement.

Section 38.     Reserved.

Section 39.     Miscellaneous.

(a)       Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by facsimile shall be effective as delivery of a manually executed original counterpart of this Agreement.

(b)       Captions.  The captions and headings appearing herein are for included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

(c)       Acknowledgment.  Seller and Guarantor hereby acknowledges that:

(i)      it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Facility Documents;

(ii)     Buyer has no fiduciary relationship to Seller or Guarantor; and

(iii)    no joint venture exists between Buyer and Seller or Guarantor.

(d)       Documents Mutually Drafted.  Seller, Guarantor and Buyer agree that this Agreement each other Facility Document prepared in connection with the Transactions set forth herein have been mutually drafted and negotiated by each party, and consequently such documents shall not be construed against either party as the drafter thereof.

Section 40.     General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)       the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(b)       accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

(c)       references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(d)       a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(e)       the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(f)       the term “include” or “including” shall mean without limitation by reason of enumeration;

(g)       all times specified herein or in any other Facility Document (unless expressly specified otherwise) are local times in New York, New York unless otherwise stated; and

(h)       all references herein or in any Facility Document to “good faith” means good faith as defined in Section 5-102(7) of the UCC as in effect in the State of New York.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date set forth above.

BUYER:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:	/s/ Jonathan P. Davis
Name: Jonathan P. Davis
Title: Executive Director

Address for Notices:

JPMorgan Chase Bank, National Association
383 Madison Avenue, 31st Floor
New York, New York 10179
Attention: Jonathan Davis
Telecopier No.: (917) 464-4160
Telephone No.: (212) 834-3850
Email: jonathan.p.davis@jpmorgan.com

With a copy to:

JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road, NCC5, Floor 2
Newark, DE 19713-2107
Attention: Michael McCarthy
Phone Number: 302-634-2602
Email: michael.j.mccarthy@jpmorgan.com
CC: gestation_staff@jpmorgan.com

Signature Page to Master Repurchase Agreement

SELLER:

PENNYMAC LOAN SERVICES, LLC

By:	/s/ Pamela Marsh
Name: Pamela Marsh
Title: Managing Director, Treasurer

Address for Notices:
3043 Townsgate Road
Westlake Village, California 91361
Attention: Pamela Marsh/Kevin Chamberlain
Phone Number: (805) 330-6059/(818) 746-2877
E-mail: pamela.marsh@pnmac.com;
kevin.chamberlain@pnmac.com

With a copy to:

3043 Townsgate Road
Westlake Village, California 91361
Attention: Chief Legal Officer

Signature Page to Master Repurchase Agreement

GUARANTOR:

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

By:	/s/ Pamela Marsh
Name: Pamela Marsh
Title: Managing Director, Treasurer

Address for Notices:
3043 Townsgate Road
Westlake Village, California 91361
Attention: Pamela Marsh/Kevin Chamberlain
Phone Number: (805) 330-6059/(818) 746-2877
E-mail: pamela.marsh@pnmac.com;
kevin.chamberlain@pnmac.com

With a copy to:

3043 Townsgate Road
Westlake Village, California 91361
Attention: Chief Legal Officer

Signature Page to Master Repurchase Agreement

SCHEDULE 1-A

REPRESENTATIONS AND WARRANTIES RE: TRANSACTION MORTGAGE LOANS

Seller represents and warrants to Buyer, with respect to each Transaction Mortgage Loan, that as of the Purchase Date for any Transaction Mortgage Loans subject to a Transaction and as of the date of this Agreement and any Transaction hereunder and at all times while the Facility Documents and any Transaction hereunder is in full force and effect.  For purposes of this Schedule 1-A and the representations and warranties set forth herein, a breach of a representation or warranty shall be deemed to have been cured with respect to a Transaction Mortgage Loan if and when Seller has taken or caused to be taken action such that the event, circumstance or condition that gave rise to such breach no longer adversely affects such Transaction Mortgage Loan.  With respect to those representations and warranties which are made to the best of Seller’s knowledge, if it is discovered by Seller or Buyer that the substance of such representation and warranty is inaccurate, notwithstanding Seller’s lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of the applicable representation and warranty.

(a)     Mortgage Loans as Described.  The information set forth in the related Mortgage Loan Schedule is complete, true and correct;

(b)     Payments Current.  All payments required to be made up to the close of business on the closing date for such Mortgage Loan under the terms of the Mortgage Note have been made and credited.  No payment required under the Mortgage Loan is delinquent nor has any payment under the Mortgage Loan been delinquent at any time since the origination of the Mortgage Loan.  The first Monthly Payment shall be made, or shall have been made, with respect to the Mortgage Loan on its Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note; and, if the Mortgage Loan is a Co-op Loan, no foreclosure action or private or public sale under the Uniform Commercial Code has ever to the knowledge of Seller, been threatened or commenced with respect to the Co-op Loan;

(c)     Ownership.  Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to Buyer, Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, Buyer or Buyer’s designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan.  The Mortgage Loan is not assigned or pledged, and Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to Buyer free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan (and with respect to any Co-op Loan, the sole owner of the related Assignment of Proprietary Lease) pursuant to this Agreement and following the sale of each Mortgage Loan, Buyer will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest except any such security interest created pursuant to the terms of this Agreement;

Schedule 1-A- 1

(d)     No Defaults.  There is no default, breach, violation or event  which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration; and with respect to each Co-op Loan, there is no default in complying with the terms of the Mortgage Note, the Assignment of Proprietary Lease and the Proprietary Lease and all maintenance charges and assessments (including assessments payable in the future installments, which previously became due and owing) have been paid, and Seller has the right under the terms of the Mortgage Note to pay any maintenance charges or assessments owed by the Mortgagor;

(e)     Appraisal.  The Mortgage File contains an appraisal of the related Mortgaged Property which satisfied the standards of Fannie Mae and Freddie Mac and was made and signed, prior to the approval of the Mortgage Loan application, by a qualified appraiser, duly appointed by Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, whose compensation is not affected by the approval or disapproval of the Mortgage Loan and who met the minimum qualifications of Fannie Mae and Freddie Mac.  Each appraisal of the Mortgage Loan was made in accordance with the requirements of Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

(f)     Predatory Lending Regulations; High Cost Loans.  No Mortgage Loan (a) is subject to Section 226.32 of Regulation Z or any similar state law (relating to high interest rate credit/lending transactions), or (b) is a High Cost Mortgage Loan;

(g)     Qualified Mortgage.  Notwithstanding anything to the contrary set forth in this Agreement, on and after January 10, 2014 (or such later date as set forth in the relevant regulations), (i) prior to the origination of each Mortgage Loan, the originator made a reasonable and good faith determination that the Mortgagor had a reasonable ability to repay the loan according to its terms, in accordance with, at a minimum, the eight underwriting factors set forth in 12 CFR 1026.43(c) and (ii) each Mortgage Loan is a “Qualified Mortgage” as defined in 12 CFR 1026.43(e).

(h)     Agency Approvals.  Seller and Servicer (and each subservicer) is approved by Ginnie Mae as an approved issuer, Fannie Mae as an approved lender, Freddie Mac as an approved seller/servicer (as the case may be) and by FHA as an approved mortgagee and by VA as an approved VA lender, in each case in good standing (such collective approvals and conditions, “Agency Approvals”), with no event having occurred or either Seller or Servicer (or any subservicer) having any reason whatsoever to believe or suspect will occur prior to the issuance of the Agency Security, including without limitation a change in insurance coverage which would either make Seller or Servicer, as applicable, (or any subservicer) unable to comply with the eligibility requirements for maintaining all such Agency Approvals or require notification to the relevant Agency or to HUD, FHA or VA.  Should Seller or Servicer, as applicable, (or any subservicer), for any reason, cease to possess all such Agency Approvals, or should notification to the relevant Agency or to HUD, FHA or VA be required, Seller shall so notify Buyer immediately in writing.  Notwithstanding the preceding sentence, Seller or Servicer, as applicable, shall take all

Schedule 1-A- 2

necessary action to maintain all of its (and each subservicer’s) Agency Approvals at all times during the term of this Agreement and each outstanding Transaction.  Servicer (and any subservicer) has adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Mortgage Loans and in accordance with Accepted Servicing Practices.

(i)     Agency Eligibility.  Each Transaction Mortgage Loan is an Agency Eligible Mortgage Loan.

(j)     Agency Representations.  As to each Transaction Mortgage Loan, all of the representations and warranties made or deemed made respecting same contained in (or incorporated by reference therein) the Agency Guide provisions and Agency Program (collectively, the “Standard Agency Mortgage Loan Representations”) are (and shall be as of all relevant dates) true and correct in all material respects; and except as may be expressly and previously disclosed to Buyer, Seller has not negotiated with the Agency any exceptions or modifications to such Standard Agency Mortgage Loan Representations.

(k)     Aggregate Principal Balance.  The Cut-off Date Principal Balance respecting each Transaction Mortgage Loan shall be at least equal to the original unpaid principal balance of the Agency Security for the Transaction Mortgage Loans designated to be issued.

(l)     Committed Mortgage Loans.  The Agency Security to be issued on account of the Transaction Mortgage Loans is covered by a Take-out Commitment, does not exceed the availability under such Take-out Commitment.  Each Take-out Commitment is a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(m)     Certification.  With respect to Transaction Mortgage Loans being placed in an Agency Security, the related Custodian has certified such Transaction Mortgage Loans to the Agency for the purpose of being swapped for an Agency Security backed by such pool, in each case, in accordance with the terms of the Agency Guide.

(n)     Sole Subscriber.  As to the Agency Security being issued with respect to Transaction Mortgage Loans, Buyer has been listed as the sole subscriber thereto unless expressly consented to in writing by Buyer.

(o)     No Securities Issuance Failure.  With respect to Transaction Mortgage Loans being placed in an Agency Security, no Securities Issuance Failure shall have occurred.

Schedule 1-A- 3

SCHEDULE 1-B

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO PARTICIPATION CERTIFICATES

Seller makes the following representations and warranties to Buyer with respect to each Participation Certificate as of the Purchase Date for the purchase of any Participation by Buyer from Seller and as of the date of this Agreement and any Transaction hereunder and at all times while the Facility Documents and any Transaction hereunder is in full force and effect.  With respect to those representations and warranties which are made to the best of Seller’s knowledge, if it is discovered by Seller or Buyer that the substance of such representation and warranty is inaccurate, notwithstanding Seller’s lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of the applicable representation and warranty.

(a)     Transaction Mortgage Loans.  The representations and warranties with respect to the related Transaction Mortgage Loan set forth on Schedule 1-A are true and correct in all material respects.

(b)     Compliance with Law.  Each Participation Certificate complies in all respects with, or is exempt from, all applicable requirements of federal, state or local law relating to such Participation Interest.

(c)     Good and Marketable Title.  Immediately prior to the sale, transfer and assignment to Buyer thereof, the Seller has good and marketable title to, and is the sole owner and holder of, the Participation Certificate, and Seller is transferring such Participation Certificate free and clear of any and all liens, pledges, encumbrances, charges, security interests or any other ownership interests of any nature encumbering such Participation Certificate. Upon consummation of the purchase contemplated to occur in respect of such Participation Certificate, Seller will have validly and effectively conveyed to Buyer all legal and beneficial interest in and to such Participation Certificate free and clear of any pledge, lien, encumbrance or security interest and upon the filing of a financing statement covering the Participation Certificate in the State of Delaware and naming Seller as debtor and Buyer as secured party, the Lien granted pursuant to this Agreement will constitute a valid, perfected first priority Lien on the Participation Certificate in favor of Buyer enforceable as such against all creditors of Seller and any Persons purporting to purchase the Participation Certificate from such Seller.

(d)     No Modifications.  Seller is not a party to any document, instrument or agreement, and there is no document, that by its terms modifies or affects the rights and obligations of any holder of such Participation Certificate and Seller has not consented to any material change or waiver to any term or provision of any such document, instrument or agreement and no such change or waiver exists.

(e)     Power and Authority.  Seller has full right, power and authority to sell and assign such Participation Certificate and such Participation Certificate have not been cancelled, satisfied or rescinded in whole or part nor has any instrument been executed that would effect a cancellation, satisfaction or rescission thereof.

Schedule 1-B-  1

(f)     Consents and Approvals.  Other than consents and approvals obtained as of the related Purchase Date or those already granted in the documents governing such Participation Certificate, no consent or approval by any Person is required in connection with Seller’s sale and/or Buyer’s acquisition of such Participation Certificate, for Buyer’s exercise of any rights or remedies in respect of such Participation Certificate or for Buyer’s sale, pledge or other disposition of such Participation Certificate.

(g)     No Governmental Approvals.  No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority over any Seller is required for any transfer or assignment by the holder of such Participation Certificate to the Buyer.

(h)     Original Certificates.  Seller has delivered to Buyer or Custodian the original certificate or other similar indicia of ownership of such Participation Certificate, however denominated, reissued in Buyer’s name.

(i)     Duly and Validly Issued.  Each of the Participation Certificates has been duly and validly issued.

(j)     No Notices.  Seller has not received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of such Participation Certificate is or may become obligated.

Schedule 1-B-  2

SCHEDULE 2

AUTHORIZED REPRESENTATIVES

SELLER AUTHORIZATIONS

Any of the persons whose signatures and titles appear below are authorized, acting singly, to act for Seller under this Agreement:

Authorized Representatives for execution of Program Agreements and amendments

Name	Title	Authorized Signature

Pamela Marsh	Managing Director, Treasurer

Authorized Representatives for execution of Transaction Requests and day-to-day operational functions

Name	Title	Authorized Signature

Maurice Watkins	Managing Director, Capital Markets

Thomas Rettinger	Managing Director, Portfolio Risk Management

Kevin Chamberlain	Senior Vice President, Treasury

Angela Everest	Authorized Representative

Adeshola Makinde	Authorized Representative

Schedule 2

BUYER NOTICES

Name: Jonathan Davis	Address: JPMorgan Chase Bank, National Association 383 Madison Avenue, 31st Floor New York, New York 10179
Title: Executive Director
Telephone: (212) 834-3850
Facsimile: (917) 464-4160

BUYER AUTHORIZATIONS

Any of the persons whose signatures and titles appear below, including any other authorized officers, are authorized, acting singly, to act for Buyer under this Agreement:

Name	Title	Signature

Jonathan Davis	Executive Director

John Winchester	Executive Director

Seth Fenton	Vice President

Rifat R. Chowdhury	Executive Director

Schedule 2

EXHIBIT A

RESERVED

Exhibit A

EXHIBIT B

RESERVED

Exhibit B

EXHIBIT C

SELLER’S AND GUARANTOR’S TAX IDENTIFICATION NUMBER

PennyMac Loan Services, LLC – 26-1740587

Private National Mortgage Acceptance Company, LLC – 26-1740587

Exhibit C

EXHIBIT D

EXISTING INDEBTEDNESS

See Attached.

Exhibit D

EXHIBIT E

FORM OF TRADE ASSIGNMENT

___________________________________(“Takeout Investor”)

(Address)

Attention: ___________________________

Gentlemen:

Attached hereto is a correct and complete copy of your confirmation of commitment (the “Commitment”), documenting your purchase of mortgage-backed pass-through securities (“Securities”) under the following trade terms:

Seller:	Pool Type:
Trade Date:	Settlement Date:
Amount:	Purchase Price:
Coupon:	Agency:
Trade Stipulations (if any):	__ (a) Government National Mortgage Association
__ (b) Fannie Mae
__ (c) Federal Home Loan Mortgage Corporation

This is to confirm that (i) the Commitment is in full force and effect, (ii) the Commitment has been assigned to JPMorgan Chase Bank, National Association (“Purchaser”), whose acceptance of such assignment is indicated below, (iii) you will accept delivery of such Securities directly from Purchaser and (iv) you will pay Purchaser for such Securities.  Payment will be made “delivery versus payment (DVP)” to Purchaser in immediately available funds.  Purchaser shall have the right to require you to fulfill your obligation to purchase the Securities.

Notwithstanding the foregoing, the obligation to deliver the Securities to you shall be that of Seller and your sole recourse for the failure of such delivery shall be against Seller.

Exhibit E

Please execute this letter in the space provided below and send it by telecopy immediately to Purchaser at JPMorgan Chase Bank, National Association, 4 New York Plaza, New York, NY 10004-2413 (telephone no. (212) 623-5989; telecopy no. (646) 224-5578), Attention: Jacqueline McCummings. If you have any questions, please call Jacqueline McCummings at (212) 623-5989 immediately.

Very truly yours,
_____________________________, as Seller
By:
Title:
Date:

Agreed to:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:
Title:
Date:

Agreed to:

TAKEOUT BUYER

By:
Title:
Date:

Exhibit E

EXHIBIT F

FORM OF SECTION 7 CERTIFICATE

Reference is hereby made to the Repurchase Agreement dated as of November 1, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), among PennyMac Loan Services, LLC ( “Seller”), Private National Mortgage Acceptance Company, LLC (“Guarantor”) and JPMorgan Chase Bank, National Association (the “Buyer”).  Pursuant to the provisions of Section 7 of the Agreement, the undersigned hereby certifies that:

1.  It is a ___ natural individual person, ____ treated as a corporation for U.S. federal income tax purposes, ____ disregarded for federal income tax purposes (in which case a copy of this Section 7 Certificate is attached in respect of its sole beneficial owner), or ____ treated as a partnership for U.S. federal income tax purposes (one must be checked).

2.  It is the beneficial owner of amounts received pursuant to the Agreement.

3.  It is not a bank, as such term is used in section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), or the Agreement is not, with respect to the undersigned, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of such section.

4.  It is not a 10-percent shareholder of any Seller within the meaning of section 871(h)(3) or 881(c)(3)(B) of the Code.

5.  It is not a controlled foreign corporation that is related to any Seller within the meaning of section 881(c)(3)(C) of the Code.

6.  Amounts paid to it under the Facility Documents (as defined in the Agreement) are not effectively connected with its conduct of a trade or business in the United States.

[NAME OF UNDERSIGNED]

By:

Title:

Date: _______________, ______

Exhibit F

EXHIBIT G

ASSET SCHEDULE FIELDS

Pool No.

Entity

WH Line

Loan No.

Loan Amount

Advance Amount

Proceeds

Exhibit G

EXHIBIT H

FORM POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that PennyMac Loan Services, LLC (“Seller”) hereby irrevocably constitutes and appoints JPMorgan Chase Bank, National Association (“Buyer”) and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Seller and in the name of Seller or in its own name, from time to time in Buyer’s discretion:

(a)     in the name of Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any assets purchased by Buyer under the Master Repurchase Agreement (as amended, restated or modified) dated November 1, 2016 (the “Purchased Assets”) and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Buyer for the purpose of collecting any and all such moneys due with respect to any other assets whenever payable;

(b)     to pay or discharge taxes and liens levied or placed on or threatened against the Purchased Assets;

(c)     (i) to direct any party liable for any payment under any Purchased Assets to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer shall direct; (ii) ) to send “goodbye” letters on behalf of Seller and Section 404 Notices as the same may relate to any Transaction Mortgage Loans; (iii) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Purchased Assets; (iv) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Purchased Assets; (v) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Purchased Assets or any proceeds thereof and to enforce any other right in respect of any Purchased Assets; (vi) to defend any suit, action or proceeding brought against Seller with respect to any Purchased Assets; (vii) to settle, compromise or adjust any suit, action or proceeding described in clause (vi) above and, in connection therewith, to give such discharges or releases as Buyer may deem appropriate; and (viii) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Purchased Assets as fully and completely as though Buyer were the absolute owner thereof for all purposes, and to do, at Buyer’s option and Seller’s expense, at any time, and from time to time, all acts and things which Buyer deems necessary to protect, preserve or realize upon the Purchased Assets and Buyer’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as Seller might do;

(d)     for the purpose of carrying out the transfer of servicing with respect to the Purchased Assets from Seller to a successor servicer appointed by Buyer in its sole discretion and to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish such transfer of servicing, and, without limiting the generality of the foregoing, Seller hereby gives Buyer the power and right, on behalf of Seller, without assent by Seller, to, in the name of Seller or its own name, or otherwise, prepare and send

Exhibit H

or cause to be sent “good-bye” letters to all mortgagors under the Purchased Assets, transferring the servicing of the Purchased Assets to a successor servicer appointed by Buyer in its sole discretion;

(e)     for the purpose of delivering any notices of sale to mortgagors or other third parties, including without limitation, those required by law;

(f)     to change the mortgage of record in connection with the FHA Loans, VA Loans or USDA Loans, as applicable.

Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.  This power of attorney is a power coupled with an interest and shall be irrevocable.

Seller also authorizes Buyer, from time to time, to execute, in connection with any sale, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Purchased Assets.

The powers conferred on Buyer hereunder are solely to protect Buyer’s interests in the Purchased Assets and shall not impose any duty upon it to exercise any such powers.  Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, Seller HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OF SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND BUYER ON ITS OWN BEHALF AND ON BEHALF OF BUYER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.

[REMAINDER OF PAGE INTENTIONALLY BLANK.  SIGNATURES FOLLOW.]

Exhibit H

IN WITNESS WHEREOF Seller has caused this power of attorney to be executed and Seller’s seal to be affixed this __ day of _____, 20__.

PENNYMAC LOAN SERVICES, LLC
(Seller)

By:
Name: Pamela Marsh
Title: Managing Director, Treasurer

Signature Page to Power of Attorney

Acknowledgment of Execution by Seller (Principal):

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

STATE OF CALIFORNIA

ss.:

COUNTY OF__________

On the __ day of          , 20__ before me, the undersigned, a Notary Public in and for said State, personally appeared                              , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity as                 for PennyMac Loan Services, LLC and that by his signature on the instrument, the person upon behalf of which the individual acted, executed the instrument.

IN WITNESS WHEREOF, I have hereunto set my hand affixed my office seal the day and year in this certificate first above written.

Notary Public

My Commission expires

Signature Page to Power of Attorney

EXHIBIT I

FORM REPURCHASE REQUEST

[CLIENT NAME]

[CLIENT PHONE #]                                                                       [CLIENT ADDRESS]

REPURCHASE REQUEST

[DATE]

J.P. Morgan Chase Bank, N.A.

500 Stanton Christiana Road, OPS2

Newark, Delaware 19713

Attention: Michael McCarthy

Telephone No.: (302) 634-2602

Telecopier No.: (302) 634-1092

Email: michael.j.mccarthy@jpmorgan.com; with a copy to: spg_mf_team@jpmorgan.com

Please debit acct# _________________ to repurchase at the Repurchase Price the following loans.

Loan Number     Borrower Name          Repurchase Price     Investor Name     Wire Amount

* See Attached List *

Please move excess amount to acct# __________________.

Should you have any questions, please call [CLIENT CONTACT NAME] at [CLIENT CONTACT PHONE # / EXT.]

Thank you for your assistance.

[CLIENT NAME]

[AUTHORIZED OFFICER NAME]
[AUTHORIZED OFFICER TITLE]

Exhibit I